Exhibit 4.14

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

between

OBSEVA SA

and

THERAMEX HQ UK Limited

Dated as of 10 February 2022

LICENSE AGREEMENT

This License and Distribution Agreement (the “Agreement”) is made and entered into effective as of 10 February 2022 (the “Effective Date”) by and between:

(1)	ObsEva SA, a corporation duly organized and existing under the laws of Switzerland, and having its principal place of business at Chemin des Aulx, 12, 1228 Plan-les-Ouates, Switzerland (“ObsEva”); and
(2)	Theramex HQ UK Limited a limited liability company incorporated in England and Wales with a registered address at Sloane Square House, 1 Holbein Place, London SW1W 8NS, UK (“Licensee”).

ObsEva and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

(A)

WHEREAS, ObsEva Controls (as defined herein) certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

(B)

WHEREAS, ObsEva wishes to grant, and Licensee wishes to take, a license under such intellectual property rights to develop and Commercialize Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.

(C)

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1

“Accounting Standards” means International Financial Reporting Standards (IFRS) or accounting principles generally accepted in the United States of America (US GAAP), which standards or principles are used at the relevant time and consistently applied by the applicable Party.

1.2

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity) provided however that Affiliate shall exclude: (i) any funds or vehicles (“CVC Funds”) advised by CVC Capital Partners Limited and/or its affiliates; and (ii) any portfolio companies in which any CVC Fund holds an interest or investment from time to time.  The Parties acknowledge that in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

1.3	"Agreed Litigation Assistance” has the meaning given to it in Section 8.4.2.
1.4	“Agreed Prosecution” has the meaning given to it in Section 9.4.
1.5	“Annual Net Sales-Based Milestone Payment” has the meaning given to it in Section 7.3.1.
1.6	“Annual Net Sales Milestone Threshold” has the meaning given to it in Section 7.3.1.
1.7

“Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.
1.8

“ASMF” means an active substance master file filed or to be filed by Kissei in respect of the Licensed Compound in the European Union pursuant to Directive 2001/83/EC, together with its equivalent in all other countries in the Territory.

1.9	“Bankruptcy Code” has the meaning given to it in Section 14.6.
1.10

“Brand Plan” means the plan for the development of the brand for the Licensed Product which consists of a sales and marketing plan and a medical information plan and in-market sales forecasts for the [*] following the date of the Brand Plan on a yearly basis, including in-market quarterly sales forecast for the [*]of the Brand Plan. The Brand Plan for the Licensed Product is attached as Schedule 1.10.

1.11	“Breaching Party” has the meaning given to it in Section 14.2.
1.12	“Business Day” means a day other than a Saturday, Sunday or public holiday in Switzerland or England.
1.13	“Challenged Patent” has the meaning given to it in Section 14.3.
1.14

“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business or assets to which this Agreement relates.

1.15	“Claims” has the meaning given to it in Section 13.1.
1.16	“Clinical Trial” means studies in humans designed to generate data in support or maintenance of a Regulatory Approval in any country.
1.17	“Commercialization” means applying for a Marketing Authorization and, as applicable, Pricing or Reimbursement Approval, and activities taken before and after obtaining a Marketing Authorization relating specifically to the pre-launch, launch, promotion, marketing, sales force recruitment, sale and distribution of a pharmaceutical product and post-launch medical activities, including: (a) distribution for commercial sale and storage for such purposes; (b) strategic marketing, sales force detailing, advertising, and market and product support; (c) medical education and liaison and any trials (to the extent permitted by this Agreement); (d) all customer support and product distribution, invoicing and sales activities; and (e) all post-approval regulatory activities, including those necessary to maintain a Marketing Authorization, but in each case excluding manufacture and “Commercialize” shall have the corollary meaning.

1.18

“Commercially Reasonable Efforts” means, with respect to the performance of development, manufacture, or Commercialization activities with respect to the Licensed Compound or a Licensed Product by a Party, or any other objective under this Agreement, the performance of obligations or tasks in a manner consistent with the reasonable practices of companies in the pharmaceutical industry having similar financial resources for the development or commercialization (as applicable) of a product having similar technical and regulatory factors and similar market potential, profit potential or strategic value as such Licensed Compound or Licensed Product.

1.19

“Competing Product” means any compound, chemical entity, biologic or other moiety that is a [*] indicated for use in [*], for the avoidance of doubt, excluding the use by ObsEva of any product (including the Licensed Products) outside of the Field.

1.20

“Confidential Information” means all Information, including trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical or biological materials, assays, techniques, marketing plans, strategies, customer lists, or other information that has been disclosed by or on behalf of one Party to the other Party or any of its Affiliates under this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated in oral, written, graphic, or electronic form, or by visual inspection

1.21

“Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other property right, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue or otherwise (other than by operation of the license and other grants in Sections 2.1 and 2.4), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; provided that (a) save in respect of Intellectual Property owned by or licensed to ObsEva under an Agreement entered into prior to the Effective Date, neither Party shall be deemed to Control any item of Information, Patent, Know-How or other intellectual property right if the right to grant a license, sublicense or other right under such Information, Patent, Know-How or other intellectual property right requires or triggers a payment obligation of a Controlling Party (other than pursuant to this Agreement) and the other Party requesting access has not consented in writing to bear such payment obligation, and (b) neither Party shall be deemed to Control any item of Information, Regulatory Documentation, material, Patent or other property right owned or controlled by or licensed to a Third Party described in the definition of “Change of Control”, or such Third Party’s Affiliates that are not controlled by the relevant Party, except to the extent that such Information, Regulatory Documentation, material, Patent or other property right was deemed to be within the Control of a Party prior to the Change of Control, and “Controlled” shall have the corollary meaning.

1.22

“Covers” means, with respect to a Patent and a Licensed Product, that, but for the licenses granted in this Agreement, the making, use, sale, offer for sale or importation of the Licensed Product would infringe such Patent.

1.23	“Default Notice” has the meaning given to it in Section 14.2.
1.24	“Disclosing Party” has the meaning given to it in Section 11.1.
1.25	“Dispute” has the meaning given to it in Section 15.6.
1.26

“Distributor” means any person who purchases Licensed Products from the Licensee and promotes, markets, and sells such Licensed Products on behalf of Licensee in countries where Licensee is the holder of the Marketing Authorization.

1.27

“Dossier” means the documentation compiled by ObsEva for the MAA suitable for obtaining Marketing Authorizations for the Licensed Product at the EMA. It shall contain the necessary registration data (Modules 1-5) of the Licensed Product in English, according to Eudralex Volume 2B (Notice to applicants, Presentation and content of the application Dossier) in electronic common technical document eCTD format and shall comply with the EU guidelines prevailing as on the Effective Date, including Letter of Access to the closed part of drug master file (DMF) or CEP, but excluding the restricted part of the Drug Master File of the corresponding Licensed Compound.

1.28	“EMA” means the European Medicines Agency, or any successor organization thereto and, with respect to the grant of a Marketing Authorization, includes the European Commission.
1.29

“Endometriosis Study” means a Clinical Trial to be conducted in the endometriosis Indication pursuant to a design which is intended to provide the data required by the FDA to support the approval of a Licensed Product in the endometriosis Indication for sale in the USA.

1.30	“EUR” means Euros (€).
1.31

“Excluded Territories” means Bangladesh, Bhutan, Brunei, Cambodia, China including Hong-Kong and Macao, India, Indonesia, Japan, Korea, Laos, Malaysia, Myanmar, Nepal, Palau, Philippines, Singapore, Sri Lanka, Taiwan, Thailand and Vietnam.

1.32	“Excess Quantities” has the meaning given to it in Schedule 1.102.
1.33	“Exploit” or “Exploitation” means to develop, use, make, have made, offer for sale, sell, have sold, import, Commercialize or otherwise exploit and “Exploiting” has the corollary meaning.

1.34	"FCS Longstop Date" is the date calculated according to the following formula: [*] plus the number of days between (i) [*], and (ii) [*].
1.35	“FDA” means the United States Food and Drug Administration and any successor agency or authority having substantially the same function.
1.36

“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.37	“Field” means the treatment and management of any Women's Health Condition.
1.38

“First Commercial Sale” means, with respect to any Licensed Product and country in the Territory, the first sale of such Licensed Product in such country after receipt of Marketing Authorization for such Licensed Product for such country.

1.39

“Generic Competition” means, with respect to a given Licensed Product in a given country or region in the Territory, that the unit sales of such Licensed Product in such country or region reduce in any two consecutive calendar quarters [*] or more from the calendar quarter that was prior to the launch of the first to be launched Generic Product of such Licensed Product in such country or region.

1.40

“Generic Product” means, with respect to a Licensed Product, any product that is sold by a Third Party under a Regulatory Approval granted by a Regulatory Authority to a Third Party which Third Party has not obtained the right to market or sell such product from Licensee or its Affiliates (including as a Sublicensee, subcontractor, or Distributor) and (a) contains, as an active ingredient, the same compound as the Licensed Compound in the reference Licensed Product, and (b) is approved in reliance, in whole or in part, on the prior approval (or on data supporting safety or efficacy data submitted in support of the prior approval) of such Licensed Product as determined by the applicable Regulatory Authority, including but not limited to any product authorized for sale in (i) the E.U. pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (ii) in any other country or jurisdiction pursuant to the equivalents of such provisions, including (in each case (i) and (ii))any amendments and successor statutes.  A Licensed Product authorized by the Licensee or any of its Affiliates, Sublicensees, or Distributors as an authorized generic product whether or not marketed by Licensee or a Third Party will not constitute a Generic Product.

1.41

“Good Clinical Practice” means all applicable current good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other applicable guidelines for good clinical practice for trials on medicinal products anywhere in the world, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto and (c) any equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time, and, in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate, and protect the rights, integrity, and confidentiality of trial subjects.

1.42

“Good Laboratory Practices” means all applicable current good laboratory practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in 21 C.F.R. Part 58, and any equivalent Applicable Law in any relevant country or region, each as may be amended and applicable from time to time.

1.43	“ICC” has the meaning given to it in Section 15.6.2.
1.44

“Improvement” means any and all technical information, patentable or non-patentable, Controlled by either Party or its Affiliates, which covers any improvement, invention or discovery concerning the Licensed Compound or any Licensed Product, including, without limitation, new or improved methods of manufacture, formulas, uses, Indications, methods of delivery and dosage forms thereof.

1.45

“Indication” means a disease classification as defined within the ‘International Statistical Classification of Diseases and Related Health Problems’ as published from time to time by the World Health Organization (e.g. “C50 Malignant neoplasm of Breast”, “C92 Myeloid leukaemia”).

1.46

“Information” means all knowledge of a technical, scientific, business and proprietary nature, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data, results, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents and biological methodology; in each case in written, electronic or any other form.

1.47	“Initiation” means, in relation to a Clinical Trial, the first dosing of the first subject to be dosed in such Clinical Trial and “Initiating” shall take the corollary meaning.
1.48	“Intellectual Property” has the meaning given to it in Section 14.6.
1.49

“Intentional Failure to Supply” means [*]; and (B) the period over which there has been such an intentional refusal for [*] consecutive orders notwithstanding that (i) ObsEva has the available manufacturing capacity to manufacture the amount of Licensed Product ordered by Licensee in addition to the amounts required for any country outside the Territory; and (ii) ObsEva has received sufficient quantities of Licensed Compound from Kissei for the manufacture of Licensed Product ordered by Licensee in addition to the amounts required for any country outside the Territory.  There shall be no Intentional Failure to Supply if (w) Licensee has failed to provide forecasts in accordance with the Supply Agreement; (x) Licensee is in material breach of either this Agreement or the Supply Agreement at any time between the forecast for the relevant delivery of Licensed Product becoming firm pursuant to the Supply Agreement and the date for delivery of the relevant Licensed Product; (y) there are due and payable invoices outstanding for payment by the Licensee; and/or (z) there is a force majeure event that prevents ObsEva from making such supply.  For the avoidance of doubt, a failure to supply Licensed Compound or Licensed Products to Licensee on the basis of a failure by any of Kissei or any Third Party contracted to supply Licensed Product to ObsEva shall not constitute an Intentional Failure to Supply on the part of ObsEva.

1.50	“Joint Management Committee” or “JMC” has the meaning set out in Section 3.1.

1.51

“Kissei” means Kissei Pharmaceutical Co., Ltd., a corporation duly organized and existing under the laws of Japan and having its registered office at 19-48, Yoshino, Matsumoto-City, Nagano- Prefecture, Japan.

1.52	“Kissei Agreement” means the license agreement relating to the Licensed Compound between ObsEva and Kissei on 19 November 2015.
1.53	“Kissei Know-How” has the meaning given to such term in the Kissei Agreement.
1.54	“Kissei Patents” means the Patents listed in Schedule 1.53.
1.55

“Know-How” means all present and future scientific, technical, or commercial information, results and data of any type whatsoever developed or generated in relation to the Licensed Compound or Licensed Product, in any tangible or intangible form, whether patentable or not, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, discoveries, inventions, Improvements, drawings, assembly procedures, computer programs, specifications, data, results, and other biological, chemical, pharmacological, toxicological, pharmaceutical, pharmacokinetic, metabolic, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, study designs and protocols, reagents and other information relating thereto.

1.56

“Licensed Compound” means linzagolix, a compound which is further described in Schedule 1.56, and any pharmaceutically acceptable salt, solvate, hydrate, stereoisomer, metabolite, enantiomer, tautomer or ester, thereof.

1.57	“Licensed Product” means each finished pharmaceutical product that includes or incorporates the Licensed Compound as an active ingredient.
1.58	“Licensee Indemnitees” has the meaning given to it in Section 13.2.
1.59	“Licensee Patents” has the meaning set out in Section 9.2.
1.60	“Licensee Supply Price” has the meaning given to it in Section 14.9.3.
1.61	“Losses” has the meaning given to it in Section 13.1.
1.62

“MAA” means a Marketing Authorization Application submitted pursuant to the requirements of the EMA, as more fully defined in pursuant to Directive 2001/83/EC, and any equivalent application submitted in any country in the

Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.
1.63	“MA Longstop Date” has the meaning set out in Section 14.5.1(a).
1.64	"Maintenance Election Rights" has the meaning given to it in Section 9.3.2.
1.65	“Margin Saving” has the meaning given to it in Section 14.9.3.
1.66

“Marketing Authorization” means, with respect to a particular country or other regulatory jurisdiction, any MAA approval or other approval, product or establishment license, registration, or authorization of any Regulatory Authority necessary for the commercial sale of a Licensed Product in such country or other regulatory jurisdiction.  For clarity, Marketing Authorization does not include any Pricing or Reimbursement Approval.

1.67	“Major Market” means any one of [*] and “Major Markets” shall mean all of them.
1.68

“Net Sales” means with respect to the Licensed Product, the gross amounts invoiced by (i) Licensee, and (ii) Sublicensees, including, in each case ((i) and (ii)), Affiliates of such party, to Third Party customers for sales or other transfers or disposition of the Licensed Product, less (as determined by applicable Accounting Standards):

1.68.1	customary trade, quantity, and cash discounts or rebates actually allowed on the Licensed Product;
1.68.2	credits or allowances given to customers for rejections or returns of the Licensed Product or on account of retroactive price reductions affecting such Licensed Product;
1.68.3	amounts debited on account of bad debts with respect to Net Sales previously invoiced (provided that the net amount of any such bad debts subsequently collected shall be counted as sales);
1.68.4

sales taxes, excise taxes, use taxes, import/export duties or other governmental charges actually due or incurred with respect to the production, importation, use or sale of the Licensed Product to Third Parties;

1.68.5	postage, shipping, and transportation charges to the extent that they are included in the price or otherwise paid by the purchaser, including insurance, for transporting the Licensed Product; and
1.68.6	Licensed Product rebates and Licensed Product chargebacks including those granted to managed-care entities and government agencies.

Sales or transfers of the Licensed Product among Licensee and its Affiliates, and from Licensee and/or its Affiliates to Sublicensees and/or their Affiliates shall be excluded from the computation of Net Sales, and no royalties will be payable on such sales and such sales shall not count towards determining whether an Annual Net Sales Milestone Threshold has been reached.

1.69	“New Drug Application” or “NDA” means a New Drug Application as defined in the FFDCA.
1.70	“Non-Breaching Party” has the meaning given to it in Section 14.2.
1.71	“ObsEva Indemnitees” has the meaning given to it in Section 13.1.
1.72

“ObsEva Know-How” means all Information and Know-How (with the exception of the Kissei Know-How) that is Controlled by ObsEva as of the Effective Date or during the Term, and is necessary or useful for the Commercialization and/or Exploitation of the Licensed Compound or a Licensed Product.

1.73

“ObsEva Patents” means all Patents (with the exception of Kissei Patents and Licensee Patents) Controlled by ObsEva as of the Effective Date or during the Term that are necessary or useful (or, with respect to patent applications, would be necessary or useful if such patent applications were to issue) for Commercializing and/or Exploiting the Licensed Compound or a Licensed Product in the Field to the extent permitted in this Agreement.  ObsEva Patents existing as of the Effective Date are listed in Schedule 1.73.

1.74	“ObsEva Promotional Materials” has the meaning given to it in Section 5.5.1.
1.75	“ObsEva Territory” means all countries other than those in the Territory.
1.76	“Oncology Indication” means an Indication in the range C00-C97.
1.77	“Package”, “Packaged”, or “Packaging” means placing Licensed Compound into primary and secondary packaging and preparing and utilizing labeling (including the Regulatory Authority-approved Licensed Product labeling) for such packaging, including written, printed or graphic matter upon a container, wrapper or any package insert or outsert utilized with or for Licensed Product, for purposes of producing Licensed Product in its finished form, ready for commercial sale to the market.

1.78	“PASS” means, in respect of a Marketing Authorization, a post-authorization safety study required by a Regulatory Authority as a condition of granting or maintaining such Marketing Authorization.
1.79	“Patent Challenge” has the meaning given to it in Section 14.3.
1.80

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed from such patents, patent applications or provisional applications, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations of (a), (b) or (c) by existing or future extension or restoration mechanisms, including, without limitation, patent term extension, supplementary protection certificate or pediatric extension.

1.81

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.82

“Pricing or Reimbursement Approval” means any approval, agreement, determination, or decision by a Regulatory Authority or non-governmental pricing authority establishing prices for a Licensed Product that can be charged or reimbursed in regulatory jurisdictions where the applicable Regulatory Authority and/or non-governmental pricing authority approves, determines or recommends the price or reimbursement of pharmaceutical products.

1.83	“Prior CDA” has the meaning given to it in Section 11.5.

1.84	“Product Mark” means the trademark further set out in Schedule 1.84 together with any word, name, symbol, color, designation or device or any combination thereof that is confusingly similar thereto.
1.85

“Quality Agreement” or “QA” shall mean the technical and quality agreement to be entered into by the Parties and any amendments to such agreement or such other technical and/or quality agreement as may be agreed by the Parties in writing from time to time.

1.86	“Receiving Party” has the meaning given to it in Section 11.1.
1.87

“Regulatory Approval” means, with respect to a country or other jurisdiction, any and all approvals (including MAAs), licenses, registrations, or authorizations of any Regulatory Authority necessary to market and sell a Licensed Compound or Licensed Product in such country or other jurisdiction, including, where applicable, (a) Pricing or Reimbursement Approval in such country or other jurisdiction, (b) pre- and post-approval marketing authorizations, and (c) approval of product labeling.

1.88

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including but not limited to the Commercialization and the Exploitation of the Licensed Compound or Licensed Products.

1.89

“Regulatory Documentation” means all (a) applications (including all Investigational New Drug Applications (as defined in the 21 C.F.R. Part 312 or any successor application or procedure submitted to the FDA and foreign equivalents) and NDAs), registrations, licenses, authorizations, and approvals (including Regulatory Approvals), (b) material correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, adverse event files, and complaint files, and (c) clinical data and data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) relating to a Licensed Compound or Licensed Product.
1.90

“Regulatory Exclusivity” means any exclusive marketing rights or data protection or other exclusivity rights conferred by any competent Regulatory Authority with respect to a drug or biological product that prevent: (i) such Regulatory Authority from granting any NDA in respect of a product containing the Licensed Compound; and/or (ii) a third party from making a cross reference to data held by such Regulatory Authority, or rights similar thereto in other countries or regulatory jurisdictions.  If a Regulatory Authority confers more than one type of exclusivity with respect to a product in the Territory (e.g., the FDA grants both biologic drug reference product exclusivity and orphan drug exclusivity with respect to such biological product), “Regulatory Exclusivity” will be deemed to apply to such product so long as any exclusivity granted to such product prevents such Regulatory Authority from granting any Regulatory Approval of a product containing the Licensed Compound or making any cross reference to data held by such Regulatory Authority.

1.91	“Representatives” has the meaning given to it in Section 11.1.
1.92	“Royalty Surplus” has the meaning given to it in Section 7.4.1(a).
1.93

“Royalty Term” means, on a Licensed Product-by-Licensed Product basis, the period commencing on the date of the First Commercial Sale of such Licensed Product, and ending on the later of (a) the expiration of the last Valid Claim of any of the Kissei Patents or ObsEva Patents that Covers such Licensed Product in such country, (b) the expiration of Regulatory Exclusivity in such country for such Licensed Product, and (c) the [*] anniversary of the First Commercial Sale of such Licensed Product.

1.94	“Safety Data Exchange Agreement” has the meaning given to it in Section 10.1.
1.95	“Senior Officer” means, with respect to ObsEva, its Chief Executive Officer or his/her designee, and with respect to Licensee, its Chief Executive Officer or his/her designee.
1.96	“Specifications” means the Licensed Product specifications set out in the Marketing Authorization, as may be amended from time to time in accordance with this Agreement.

1.97

“Subcontractor” means any consultant, subcontractor or other supplier or vendor (including any research organization and/or manufacturing organization) engaged to provide goods or services to the Licensee or any of its Affiliates or Sublicensees in connection with the Commercialization or Packaging of any Licensed Product in the Territory or, solely to the extent permitted under this Agreement, the development of any Licensed Product for such purposes.

1.98

“Sublicensee” means, in respect of the licenses granted to Licensee under Section 2.1, a Third Party to whom Licensee grants a sublicense (as permitted under this Agreement) for the purposes of Commercializing or, solely to the extent permitted under this Agreement, the development of any Licensed Product in any country in the Territory. For clarity, any Third Party that holds a Marketing Authorization for a Licensed Product in the Territory shall be a Sublicensee provided always that a “Sublicensee” does not include any Subcontractor or Distributor.

1.99	“Substitution Agreement” has the meaning given to it in Section 14.9.1.
1.100	“Supply Agreement” has the meaning given to it in Section 6.1.
1.101	“Supply Price” has the meaning given to it in Section 6.3.1.
1.102	“Supply Terms” means the terms of the supply agreement to be entered into by the Parties on terms that are substantially similar to those set out in Schedule 1.102.
1.103	“Substantive Office Action” has the meaning given to it in Section 9.2.1.
1.104	“Term” has the meaning given to it in Section 14.1.
1.105	“Territory” means all countries other than the Excluded Territories, Puerto Rico, the United States of America, and Canada.
1.106	“Third Party” means any Person other than ObsEva, Licensee and their respective Affiliates.
1.107

“Third Party Payments” shall mean the aggregate of all payments (including for royalties, lump sum payments, upfront payments, reasonable costs, reasonable damages, and any judgements and awards) which Licensee, its Affiliates or its Sublicensees pay to a Third Party for a license under Patents owned or controlled by such Third Party that would, but for such license, be infringed by the Commercialization of Licensed Product supplied by ObsEva to the Licensee pursuant to the Supply Agreement in the Field, in the Territory, in accordance with this Agreement.
1.108	“Third Party Provider” has the meaning given to it in Section 4.5.
1.109	“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.110	“Upfront Payment” has the meaning given to it in Section 7.1.
1.111

“Valid Claim” means, on a country-by-country basis, any claim of a patent or patent application that has not, as applicable, (a) refused, lapsed, expired, been formally disclaimed by written submission to any United States or foreign patent office, withdrawn, cancelled or abandoned within the patent or patent application, or been pending in a patent application for more than [*] since the date of its first substantive office action; (b) been held, within the patent or patent application, to be permanently revoked, invalid or unenforceable in an unappealable or unappealed within the time allowed for appeal decision of a court or other governmental body of competent jurisdiction; or (c) been admitted by the owner or applicant to be invalid or unenforceable within the patent or patent application, respectively.  For clarity, a claim of an issued patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issues and is otherwise described above, shall again be considered to be a Valid Claim once it issues.  The same principle shall apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome.

1.112	“Withholding Trigger Event” has the meaning given to it in Section 7.6.
1.113	"Women's Health Conditions" mean the treatment of
1.113.1	Uterine Fibroids, Endometriosis, and Menopause, and
1.113.2	to the extent the treatment is authorized for use in women, fertility, contraception, osteoporosis and rheumatoid arthritis.

For the avoidance of doubt Women's Health Conditions expressly excludes the treatment of any cancer.

2.	GRANT OF RIGHTS
2.1	Grant to Licensee. Subject to the terms and conditions of this Agreement, ObsEva hereby grants to Licensee:

2.1.1

an exclusive sub-license under the Kissei Patents and Kissei Know-How to develop (in accordance with the terms of this Agreement), Commercialize, sell, offer to sell, import and distribute Licensed Products in the Field, in each case in the Territory;

2.1.2

an exclusive license under the ObsEva Patents and ObsEva Know-How to develop (in accordance with the terms of this Agreement), Commercialize, sell, offer to sell, import and distribute Licensed Products in the Field, in each case in the Territory; and

2.1.3	an exclusive licence under the Regulatory Approvals, Regulatory Documentation and Dossier to:
(a)

apply for, obtain, maintain and use a Marketing Authorization in a Women's Health Condition for the Licensed Product in each country of the Territory in either its own name or in the name of any of its Affiliates, distribution partners or its Sublicensees; and

(b)

to (i) develop (in accordance with the terms of this Agreement) and (ii) Commercialize the Licensed Product, in each case ((i) and (ii)) in the Field, in each country of the Territory either directly or via its Affiliates, Sublicensees or Distributors.

2.2

Manufacture.  For the avoidance of doubt, Licensee shall have no right to manufacture the Licensed Product unless agreed in writing by both Parties or as otherwise provided for in this Agreement or the Supply Agreement.

2.3

Sublicenses.  Licensee shall have no right to grant sublicenses (or further rights of reference), under the licenses granted pursuant to this Agreement without the prior written consent of ObsEva such consent not to be unreasonably withheld, delayed or conditioned.  For the avoidance of doubt Licensee shall at all times have the right to appoint Distributors to distribute Licensed Products in the Territory without requiring the prior written consent of ObsEva.

2.4

Grants to ObsEva.  Licensee hereby grants to ObsEva a royalty-free, perpetual, irrevocable, exclusive (even as to Licensee) license, with the right to grant further sublicenses, under Improvements Controlled by Licensee or its Affiliates during the Term and any Patents claiming such Improvements, to Exploit the Licensed Compounds and Licensed Products outside the Territory.

2.5

Retention of Rights.  Notwithstanding the exclusive license granted to Licensee pursuant to Section 2.1.1 and Section 2.1.2, ObsEva retains the right to use and practice the ObsEva Patents, Kissei Patents, the ObsEva Know-How, Regulatory Approvals and any other Regulatory Documentation (a) to perform (and to sublicense Third Parties to perform as permitted hereunder) its obligations under this Agreement, including development, and the manufacture and supply of Licensed Product to Licensee, as applicable, (b) to Exploit products other than the Licensed Products or Licensed Compounds, and (c) to develop and manufacture Licensed Compounds and Licensed Products in the Territory for the development and commercialization of, Licensed Products and Licensed Compounds outside the Territory.  Except as expressly provided herein, ObsEva grants no other right or license, including any rights or licenses to the ObsEva Patents, the Kissei Patents, the ObsEva Know-How, the Regulatory Documentation, or any other Patent or intellectual property rights not otherwise expressly granted herein.

2.6

Licensee Covenant Not to Compete.  During the Term, Licensee shall not itself, or through an Affiliate (a) Commercialize any Competing Product in the Territory, (b) develop or manufacture any Competing Product for Commercialization in the Territory, or (c) license, authorize or appoint any Third Party (including any Sublicensee) to carry out any of the activities in (a) or (b) of this Section 2.6, in each case ((a), (b), and (c)) except in accordance with this Agreement.

2.7

ObsEva Covenant Not to Compete During the Term, ObsEva shall not itself, or through an Affiliate (a) Commercialize the Licensed Product in the Field in the Territory, or any Competing Product in the Territory, or (b) license, authorize or appoint any Third Party (including any Sublicensee) to carry out any of the activities in (a) of this Section 2.7, in each case ((a) and (b)) except in accordance with this Agreement.

2.8	Kissei Agreement.
2.8.1

ObsEva shall not assign, licence or vary its rights under the Kissei Agreement in any manner that it knows or reasonably should know would be prejudicial to Licensee or the rights granted to Licensee hereunder without Licensee's prior written consent (such consent not to be unreasonably withheld, delayed, or conditioned).

2.8.2

ObsEva shall at all times comply in all material respects with its obligations under the Kissei Agreement and shall not take any action, or omit or fail to take any action (including making necessary payments), which might reasonably be expected to result in an early termination of the Kissei Agreement, provided that ObsEva shall not be in breach of this Section 2.8.2 if and to the extent such omission or failure to take such action was a result of Licensee's negligence or intentional misconduct, or Licensee's breach of this Agreement or the Supply Agreement.

2.8.3

ObsEva shall promptly notify Licensee upon ObsEva receiving a notice of breach from Kissei or providing a notice of breach to Kissei if ObsEva, acting reasonably, is of the opinion that such breach could affect ObsEva's ability to comply with its obligations pursuant to this Agreement or the Supply Agreement. In the event ObsEva receives notice of its breach from Kissei:

(a)	ObsEva shall take reasonable steps to remedy any such breach; and
(b)

Licensee shall take reasonable steps to remedy any such breach if and to the extent such a breach is the result of the negligence or intentional misconduct of Licensee, its Sublicensees, Distributors, or an Affiliate of any of the foregoing, or Licensee's breach of this Agreement.

3.	COLLABORATION MANAGEMENT
3.1

Formation of Joint Management Committee.  Promptly, and in any event within thirty (30) days, after the Effective Date, the Parties shall establish a joint management committee (the “Joint Management Committee” or “JMC”).  The JMC shall consist of two (2) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JMC.  From time to time, each Party may substitute one (1) or more of its representatives to the JMC on written notice to the other Party.  The chairman and the co-chair of the JMC shall be one of the Licensee and ObsEva representatives on the JMC, respectively.  From time to time, Licensee or ObsEva may change the representative who will serve as chairperson or co-chair, respectively, upon written notice to the other Party.

3.2	Responsibilities of JMC.
3.2.1

The JMC shall provide oversight and strategic direction for all development and regulatory activities, pre-launch commercial activities and commercialization of the Licensed Products in the Territory by the Parties, their Affiliates and Sublicensees, and serve as a forum to facilitate communications between the Parties regarding the development and Commercialization of the Licensed Products. Points to discuss may include:

(a)

Matters relating to the Kissei Agreement (including any actual or threatened breaches of the Kissei Agreement) should ObsEva consider that Licensee's input may be necessary or helpful provided that the JMC shall have no decision-making authority in relation to such matters; and

(b)	Clinical Trials of the Licensed Product in the Field conducted by ObsEva outside of the Territory, provided that the JMC shall have no decision-making authority in relation to such matters.
3.2.2

The JMC shall have the power, by unanimous agreement of the representatives of the Parties, to appoint working groups to ensure the collaboration between the Parties in respect of the further development and Commercialization of the Licensed Product.

3.3

Meetings and Minutes.  The JMC shall meet periodically on frequencies agreed to by the Parties, which shall be no less frequently than quarterly (unless otherwise agreed by the Parties), with the location of such meetings alternating between locations designated by ObsEva and locations designated by Licensee, provided that such meetings may be held via telephone or video conference upon mutual agreement of the Parties.  The chairperson in collaboration with the co-chair of the JMC shall be responsible for calling meetings on no less than [*] notice and the chairperson and co-chair shall collaborate to prepare an agenda for circulation in advance of such meeting.  Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least [*] in advance of the applicable meeting; provided, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld, delayed or conditioned.  The chairperson and co-chair of the JMC shall prepare and circulate for review and approval of the Parties minutes of each meeting within [*] after the meeting.  The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JMC.

3.4

Decision Making. Each Party shall have one (1) vote as to matters delegated to the JMC and, except as expressly provided in this Section 3.4, all decisions shall be made by unanimous consent.  In the absence of unanimous consent a matter delegated to the JMC may be referred by either Party, on notice to the other Party, for direct discussions between senior executives of each Party.  If such senior executives are unable to reach agreement with [*] following notice of such dispute then:

(a)	ObsEva shall have final decision-making authority regarding:
(i)	whether to approve the Licensee’s conduct of any clinical studies of the Licensed Product;
(ii)

any matter which ObsEva reasonably believes will have a negative impact upon the safety, the efficacy profile or the label of a Licensed Compound or a Licensed Product in each case outside of the Field and/or outside of the Territory; and

(iii)

any matter which would reasonably be expected to primarily influence the Exploitation of a Licensed Product outside of the Territory (as opposed to the Exploitation of such Licensed Product in the Territory).

(b)	Licensee shall have final decision-making authority in all other cases.
3.5

Limitations on Decision Making. Notwithstanding anything herein to the contrary, without the other Party’s prior written consent, no exercise of a Party’s decision-making authority on any matters may (a) result in an increase in the other Party’s or its Affiliates’ or Sublicensees’ obligations, costs, or expenses under this Agreement (b) impose any requirements that the other Party take or decline to take any action that would result in a violation of any Applicable Law or the infringement of intellectual property rights of any Third Party, or (c) otherwise conflict with this Agreement. The JMC will not have any power to amend, modify, or waive compliance with this Agreement.

3.6

Procedural Rules.  The JMC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement.  A quorum of the JMC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party.  Representatives of the Parties on the JMC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants.  Representation by proxy shall be allowed.  The JMC shall be a forum for the discussion of the development and Commercialization of the Licensed Compound and Licensed Product.  Both (i) employees or consultants of either Party that are not representatives of the Parties on the JMC, and (ii) representatives of Kissei as required in the Kissei Agreement may attend meetings of the JMC; provided, that such attendees are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article 11.

3.7	Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of the JMC.
3.8	Kissei Meeting Attendance.
3.8.1

At ObsEva's reasonable request, a representative of Licensee shall attend meetings of the (Kissei – ObsEva) JDC or JMC (as both terms are defined in the Kissei Agreement), provided that Licensee’s attendance may be virtual.

3.8.2

At ObsEva's reasonable request, Licensee shall permit representatives of Kissei to attend meetings with key opinion leaders and meetings with the EMA, including but not limited to any meeting held related to the end of phase 2 of a Clinical Trial and provide reasonable information to ObsEva to assist Kissei in the preparation of such participation.

4.	DEVELOPMENT AND REGULATORY
4.1	Conduct of Development by ObsEva. ObsEva will use its Commercially Reasonable Efforts, at its own costs, to (a) undertake any clinical and non-clinical studies that are necessary to obtain Marketing Authorization (for the avoidance of doubt, excluding any PASS) of the Licensed Product for the treatment of uterine fibroids in the European Union; and (b) if required by the FDA to gain Marketing Authorization of the Licensed Product for the treatment of endometriosis in the United States of America, conduct the Endometriosis Study. Should ObsEva conduct the Endometriosis Study pursuant to Section 4.1(b) above, it shall use its Commercially Reasonable Efforts to conduct such Endometriosis Study in a manner which assists the Licensee in seeking a Marketing Authorization in the EU for the endometriosis Indication.  The conduct of and costs associated with such development activities shall be under the control of and the responsibility of ObsEva and/or Kissei.

4.2

Development Reports.  ObsEva will provide to Licensee a written report annually describing in reasonable detail ObsEva’s activities and progress related to the development, including non-clinical and clinical studies, technical development and regulatory activities, of the Licensed Products.  ObsEva shall promptly respond to Licensee’s reasonable questions or requests for additional information relating to such development activities.

4.3

PASS.  The Licensee shall be responsible for carrying out any and all PASSs for the Licensed Product in the Field in the Territory at its sole cost and expense provided always that the Licensee's responsibility shall only be to conduct the PASS as required by Regulatory Authorities in the Field in the Territory and the Licensee shall not be required to undertake any activities that are not required by any Regulatory Authority.  To the extent that ObsEva is required to conduct a PASS for the Licensed Product for the same Indication outside of the Territory the Parties shall:

4.3.1	cooperate in good faith to ensure consistency between the protocols for such PASS to the extent practicable;
4.3.2	cooperate in the sharing of data arising from such PASS in accordance with Section 4.8; and
4.3.3	each be responsible for their respective costs and expenses of conducting such PASS in their Field and Territory.

4.4

Further Studies.  In the event that the Parties agree or a Regulatory Authority requires further clinical or pre-clinical studies for Marketing Authorization of the Licensed Product in the Territory (for the avoidance of doubt the Endometriosis Study shall not be considered a “further” study for the purposes of this clause, and the Endometriosis Study shall be performed at the sole cost of ObsEva) the Parties shall call a meeting of the JMC to discuss how such studies should be conducted and funded.  Neither Party shall be required to undertake or provide any funding for any clinical studies without its prior written agreement and Licensee shall not undertake any clinical studies or non-clinical study on the Licensed Product (a) outside of the Field, or (b) without the prior written approval of ObsEva (such approval not to be unreasonably withheld, delayed or conditioned).

4.4.1	In any event:
(a)

the Parties shall submit all recommended proposals for any clinical studies of the Licensed Product to be undertaken in the Territory, in accordance with this Article 4, by a Third Party to the JMC for review and consideration; and

(b)

any Party acting as sponsor for a clinical study in the Territory, in accordance with this Article 4, will carry out and monitor such clinical study in accordance with GCP and will prepare and provide to the other Party a final clinical trial report of the results of the clinical studies from all study sites no later than twelve (12) months after the last patient last visit date.

4.4.2

Regulatory Inspections.  In the event that a Regulatory Authority is to conduct an audit or inspection of a clinical study in respect of the Licensed Product conducted by or on behalf of Licensee, Licensee shall give ObsEva such notice as is reasonably practicable of any such audit or inspection and shall grant ObsEva and the Regulatory Authority such access to data, personnel or facilities as may be reasonably necessary.  In any event, Licensee will advise ObsEva promptly of any adverse comments made by any Regulatory Authority following any such clinical study related inspection/audit.

4.4.3

Ownership of Clinical Data.  The Parties agree that any clinical data generated from clinical studies or Clinical Trials of the Licensed Product shall be the sole property of, and Confidential Information of, the Party which generated the clinical data. Upon request by either Party, the other Party shall provide a copy of all such clinical data to the requesting Party for use with the Licensed Product in the Territory in the case of Licensee and outside the Territory in the case of ObsEva. ObsEva shall have the exclusive right, with the right to grant sublicenses, to use or permit the use of the clinical data in relation to the Licensed Product for Regulatory Approval outside of the Territory or inside the Territory outside the Field.

4.5

Subcontracting.  Each Party shall have the right to subcontract any of its activities pursuant to this Agreement to a Third Party (a “Third Party Provider”); provided, that it obtains a written undertaking from the Third Party Provider that it shall be subject to the applicable terms and conditions of this Agreement, including the confidentiality provisions of Article 11, and provided that the Party purporting to subcontract remains primarily liable to the other Party for its subcontractors' performance of and compliance with this Agreement.

4.6	Regulatory Matters.
4.6.1	MA in European Union.
(a)

Uterine Fibroids. ObsEva shall use Commercially Reasonable Efforts to seek a Marketing Authorization for the Licensed Product in the uterine fibroids Indication in the European Union.  On the grant of the MA for the Licensed Product in the uterine fibroids Indication in the European Union, ObsEva shall assign and transfer all of ObsEva’s right, title and interest in and to such MA (along with any associated orphan drug designation and pediatric investigation plan) to Licensee or an Affiliate of Licensee (at Licensee’s cost) and Licensee shall thereafter be responsible for the maintenance of such MA.  In connection with such transfer, ObsEva shall execute and deliver, or will cause to be executed and delivered, to Licensee or any applicable Regulatory Authority such endorsements, assignments, and other documents as are necessary to assign, convey, transfer, and deliver such MA, as applicable, to

Licensee (at Licensee's cost, to the extent such costs are reasonable and evidenced).
(b)

Endometriosis. Provided ObsEva undertakes the Endometriosis Study and the Endometriosis Study achieves its primary endpoints, following delivery of the top line data from such Endometriosis Study, Licensee shall use Commercially Reasonable Efforts to seek Regulatory Approval for the Licensed Product in the endometriosis Indication in the European Union and ObsEva shall use Commercially Reasonable Efforts to support Licensee and provide all information and/or documentation that Licensee reasonably requests in order to support Licensee's applications for Regulatory Approval in the endometriosis indication in the European Union provided that:

(i)

The first 50 hours of such support shall be provided by ObsEva free of charge, other than reasonable and documented out-of-pocket expenses incurred by ObsEva, which Licensee shall be responsible for reimbursing ObsEva in respect of, provided that, prior to incurring such expenses, ObsEva has provided Licensee with a reasonable estimate of such expenses to be incurred and Licensee has approved such expenses in advance in writing. For the avoidance of doubt, should Licensee not agree to reimburse such expenses then ObsEva shall not be obligated to provide such support.

(ii)	Any further support shall be provided by ObsEva on terms to be negotiated between the Parties.
(c)

Communication with Regulatory Authorities. Each Party shall keep the other Party informed of any material verbal or written communication or question relating to the Licensed Product received by such Party from a Regulatory Authority in the European Union. Such Party shall use Commercially Reasonable Efforts to provide the other Party with an opportunity, including sufficient time, to review and comment on material correspondence with Regulatory Authorities in the European Union prior to submission, and shall consider in good faith the comments of the other Party to such correspondence.
4.6.2

MA in Territory other than European Union. Beginning on the date the earlier of: (i) the date of grant of a Marketing Authorization in the uterine fibroids Indication in the European Union; and (ii) the MA Longstop Date, Licensee shall use Commercially Reasonable Efforts to seek Regulatory Approval for the Licensed Product in the uterine fibroids Indication, and the endometriosis Indication (to the extent the Endometriosis Study achieves its primary endpoints) in all countries and territories in the Territory other than the European Union.  Licensee shall keep ObsEva informed of any material verbal or written communication or question relating to the Licensed Product received by Licensee from a Regulatory Authority in any such country or territory.  Licensee shall use its reasonable efforts to provide ObsEva an opportunity, including sufficient time, to review and comment on material correspondence with Regulatory Authorities in all countries and territories in the Territory other than the European Union prior to submission, and shall consider in good faith the comments of ObsEva to such correspondence.

4.6.3

Filing of ASMF.  Licensee acknowledges that Kissei will file an ASMF relating to the Licensed Compound with the EMA and all other competent authorities implementing the same system in each country of the Territory and permit ObsEva to reference the ASMF and Licensee further acknowledges that ObsEva cannot control and has no liability for the acts or omissions of Kissei in relation to such filing.

4.7

ObsEva Rights Outside the Territory.  Licensee acknowledges that ObsEva and Kissei, together with their Affiliates and any licensees and/or sublicensees have exclusive rights to research, develop and commercialize the Licensed Product outside Territory, and Licensee covenants that it will not undertake any such research, development or Commercialization of the Licensed Compound or Licensed Product (i) within the Territory other than as expressly permitted under this Agreement, or (ii) outside the Territory.

4.8	Cooperation; Information Sharing. The Parties shall at all times cooperate in good faith with respect to any and all regulatory activities. Each Party will provide the other Party free of charge with copies of (i) material Regulatory Documentation submitted by a Party to any Regulatory Authority in the Territory following any submission or correspondence of such Regulatory Documentation; and (ii) any material non-clinical or clinical data or Know-How Controlled by or generated by such Party in the development of the Licensed Compound or Licensed Product in each case on a timely basis. Such Regulatory Documentation sharing activities shall include, without limitation, the creation of a worldwide dossier containing all data relating to the clinical studies conducted by the Parties in their respective territories.

4.9

Translations.  Each Party shall provide any Information shared under this Agreement in English if such Information is reasonably available in English.  If such Information is not reasonably available in English, such Party shall provide a summary of such document in the English language and the following provisions shall apply:

(a)

the Party receiving such Information shall be entitled to request a copy of such document and to arrange for its translation using a Third Party translation service that has been agreed by the Parties (acting in good faith) and the costs of such translation shall be shared equally by the Parties in respect of any clinical trial protocol, clinical study report, or any other document that is provided to a Regulatory Authority for the purposes of evidencing the safety, tolerability or efficacy of a Licensed Product; and

(b)	the other Party shall be solely responsible for translation, at its own cost and expense, of all documents that such Party requires to be translated other than those referenced in Section 4.9(a).
4.10	Rights of Reference.
4.10.1

Licensee, its Affiliates and its Sublicensees may use any of the Regulatory Documentation or data generated by and/or provided to it by ObsEva pursuant to Section 4.8 in support of the development or filing of any Regulatory Approval for the Licensed Product in the Territory and/or Commercialization of the Licensed Product in the Territory.

4.10.2

ObsEva may use any of the Regulatory Documentation or data provided to it by Licensee in Section 4.8 in support of the development or filing of any Regulatory Approval for products outside of the Territory including by sharing such information with Kissei and any of ObsEva’s or Kissei’s licensees or sub-licensees outside the Territory provided that such Third Parties shall be subject to an unequivocal restriction to only use such Regulatory Documentation or data for the purposes of Commercializing Licensed Product (i) outside the Territory, or (ii) in the Territory outside of the Field and provided that ObsEva shall remain primarily responsible to Licensee for the Third Parties’ compliance with such restriction.  Subject to Section 2.5, Licensee hereby grants, and agrees to grant, to ObsEva a perpetual, irrevocable, royalty-free license and right of reference, with the right to grant sublicenses and further rights of reference, under the Regulatory Approvals and any other Regulatory Documentation for the Licensed Compounds or Licensed Products together with any non-clinical or clinical data or information controlled by or generated by Licensee in the development of the Licensed Compound or Licensed Product, in each case to the extent that the foregoing are Controlled by Licensee or its Affiliates, for purposes of Exploiting compounds and products (including the Licensed Compounds or Licensed Products) (i) outside the Territory, or (ii) in the Territory outside of the Field.  Licensee shall cause its Affiliates, and shall include in any of its subcontracts, a right of reference to any Regulatory Documentation or data generated or Controlled by such Affiliate or subcontractor for the benefit of ObsEva, consistent with the right of reference set forth in this Section 4.10.2.

5.	COMMERCIALIZATION
5.1

In General.  Subject to the terms of this Agreement, Licensee shall have the exclusive right to Commercialize Licensed Products in the Field in the Territory at its own cost and expense.  ObsEva shall have the sole right, as between the Parties, to Commercialize Licensed Compounds and Licensed Products outside the Territory at its own cost and expense.
5.2	Commercialization Diligence. Licensee shall use Commercially Reasonable Efforts to Commercialize a Licensed Product in the Territory. In undertaking such Commercialization Licensee shall:
5.2.1

promptly following the Effective Date, establish and/or maintain a sales force appointed and trained in accordance with good industry practice to promote the Licensed Products throughout the Major Markets;

5.2.2	seek Pricing or Reimbursement Approvals for the Licensed Product in each Major Market in the Territory promptly [*] following the grant of Marketing Authorization in such country;
5.2.3	[*]
(a)	[*]
(b)	[*]
(c)	[*]

[*]

(d)	[*]
(e)	[*]
5.2.4

act materially in accordance with the Brand Plan which shall be updated by the Licensee in the fourth quarter of each calendar year and a copy of each updated Brand Plan shall be supplied to ObsEva and shall be reviewed and discussed at the first JMC meeting following receipt;

5.2.5

provide to ObsEva the in-market unit sales and stock levels held by Licensee or its agents (for the avoidance of doubt including Sublicensees and Distributors) within [*] days of the end of each quarter following First Commercial Sale.  In addition, within [*] of the end of each quarter following First Commercial Sale Licensee shall report to ObsEva in writing on a Licensed Product by Licensed Product basis in a form reasonably requested by ObsEva:

(a)

the number of units of each Licensed Product held in stock by Licensee, or its agent(s) (for the avoidance of doubt including Sublicensees and Distributors), available for shipping to wholesalers on the last day of the previous quarter; and

(b)	an overview of the marketing activities and the medical activities undertaken in the previous quarter.
5.2.6	no less than once every calendar year, provide ObsEva with a non-binding forecast of its reasonably expected requirements for Licensed Product in the Territory for each of the next [*] Calendar Years;
5.2.7

provide to ObsEva a high level plan for the launch of the Licensed Product in each country in the Territory in each Indication within [*] following receipt of Regulatory Approval of the Licensed Product for that Indication in that country;

5.2.8	promptly inform ObsEva in writing of the occurrence of the First Commercial Sale of each Licensed Product in each country in the Territory;
5.2.9

exercise its rights conferred under this Article 5 as principal and Licensee shall not sell or otherwise dispose of any Licensed Product on behalf of, or in the name of ObsEva or any of its Affiliates.  Licensee will not claim any agency or other relationship which indicates any authority to bind ObsEva or its Affiliates contractually or incur liabilities on behalf of ObsEva or its Affiliates;

5.2.10

establish and maintain a scientific service for scientific information relating to the Licensed Products in the Major Markets and shall liaise with ObsEva in relation to any material enquiries made to such service;

5.2.11

investigate promptly and report to ObsEva all material customer complaints or reports of incidents relating to any Licensed Product affecting quality of which it has knowledge and co-operate with ObsEva in the handling of such complaints in accordance with the Quality Agreement.  Licensee shall provide a copy of each investigation report under this Section 5.2.11 to ObsEva;

5.2.12	keep ObsEva informed in a timely manner of any information brought to Licensee’s attention which in Licensee’s reasonable judgment could lead to a variation of any Regulatory Approval or the Packaging of the Licensed Product (subject to any overriding provisions of the pharmacovigilance procedures to be set out in the pharmacovigilance agreement entered into pursuant to Section 10.1).  For the avoidance of doubt it is declared and agreed that all decisions relating to the Specification and methods of manufacturing Licensed Product shall be subject to the provisions of the Supply Agreement;

5.2.13	comply at all times with all Applicable Laws pertaining to the Commercialization of the Licensed Products in the Territory;
5.2.14

maintain or have maintained the Licensed Products, pending distribution and sale to customers, in a facility that is properly equipped (including temperature and humidity control) to store the Licensed Product; and

5.2.15

hold an adequate stock of each Licensed Product (and in any event no less than [*] of the amount in relation to such year which is included in the most recent forecast provided by Licensee to ObsEva pursuant to Section 5.2.6) to promptly respond to the Licensed Product demand of the Territory, provided that ObsEva supplies Licensed Product to Licensee pursuant to orders placed pursuant to the Supply Agreement.

5.3	In marketing and selling Licensed Products:
5.3.1	Licensee shall not:
(a)	make any statements, representations, warranties or guarantees concerning any Licensed Product which are contrary to the appropriate MA for the Licensed Product or Applicable Laws;
(b)

use any misleading or deceptive marketing practices or any other promotional activities that would reasonably be expected to materially harm or otherwise damage ObsEva’s, Kissei’s or their Affiliates’ image or reputation or the reputation of the Product Marks or such other trade marks that Licensee uses pursuant to Section 8.1 or the OBSEVA trademark, whether within the Territory or outside the Territory;

(c)	advertise any Licensed Product outside the Territory, canvass or solicit orders for the Licensed Product outside the Territory, or supply the Licensed Product to Third Parties located outside of the Territory or located inside the Territory who Licensee or its Affiliates reasonably believe will export the relevant Licensed Product out of the Territory;

(d)	open branches for the sale of any Licensed Product outside the Territory; or
(e)	maintain distribution depots for distribution of any Licensed Product outside the Territory.
5.3.2	ObsEva shall not:
(a)	make any statements, representations, warranties or guarantees concerning any Licensed Product which are contrary to the appropriate MA for the Licensed Product or Applicable Laws;
(b)

use any misleading or deceptive marketing practices or any other promotional activities that may materially harm or otherwise damage Licensee or its Affiliates’ image or reputation or the reputation of Licensee’s THERAMEX trademark, whether within the Territory or outside the Territory;

(c)

advertise any Licensed Product in the Field inside the Territory, canvass or solicit orders for the Licensed Product in the Field inside the Territory, or supply the Licensed Product to Third Parties located inside of the Territory or located outside the Territory who Licensee or its Affiliates reasonably believe will export the relevant Licensed Product into the Territory for use in the Field; or

(d)	open branches for the sale of any Licensed Product in the Field inside the Territory.
5.4

Booking of Sales; Distribution.  Licensee shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Licensed Products in the Territory and to perform or cause to be performed all related services.  Licensee shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Territory.  ObsEva shall have the sole right, as between the Parties, to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Licensed Products outside the Territory and to perform or cause to be performed all related services.
5.5	Promotional Materials.
5.5.1

ObsEva materials. From time to time, ObsEva may, at its sole discretion and solely to the extent that it is legally and contractually permitted to do so, make available to the Licensee, certain reasonable quantities of ObsEva’s international marketing and promotional materials and representative training materials and marketing materials (together, the “ObsEva Promotional Materials”).  ObsEva hereby grants to the Licensee a royalty free, non-exclusive license during the Term to reproduce and/or adapt the ObsEva Promotional Materials only for the purpose of promoting the Licensed Product in the Territory, subject always to the provisions of Section 5.5.2.

5.5.2

Licensee materials. The Licensee will be responsible for creating all advertising and promotional materials for use by or on behalf of the Licensee under this Agreement. The Licensee shall ensure that all advertising and promotional materials comply with the relevant Regulatory Approval, Applicable Laws and/or all other applicable rules and regulations in the Territory and ObsEva’s reasonable marketing and branding strategies provided to Licensee from time to time. In addition to the foregoing, the Licensee shall present its high level marketing and branding plan to ObsEva, setting out Licensee's intended marketing and branding strategies for the JMC to approve:

(a)	at the first meeting of the JMC; and
(b)	on each occasion that Licensee wishes to materially change its branding and/or marketing strategies, at a meeting of the JMC that precedes the intended date of implementation of such change.
6.	SUPPLY
6.1

Supply Agreement. As soon as reasonably practicable following the Effective Date and, in any event, within [*] of the Effective Date, the Parties shall discuss in good faith and agree upon a supply agreement (the “Supply Agreement”)

substantially on the Supply Terms. The Supply Agreement will be consistent with the Supply Terms and ObsEva’s agreements with its Third Party contract manufacturers (including terms relating to forecasting and ordering; minimum order quantities; warranties; acceptance and rejection procedures; and audits and inspections).

6.2

Supply. Within [*] days of the Effective Date, Licensee shall provide ObsEva with an initial [*] month non-binding rolling forecast of its anticipated requirements for Licensed Product in its finished form, specifying the monthly number of packs by strength and market. Subject to the terms and conditions of this Agreement, the terms of the Supply Agreement and the Quality Agreement, ObsEva shall place orders for manufacture and supply to Licensee, through one or more Third Party contract manufacturers, of Licensed Product (as further set out in the Supply Agreement). Subject to the terms of the Supply Agreement Licensee shall purchase 100% of its requirements of Licensed Product exclusively from ObsEva.

6.3	Supply Price.
6.3.1	Supply Price. The Supply Price for each Licensed Product shall be as set out in the Supply Agreement.
6.3.2

Exchange Rate.  For the purpose of calculating the Supply Price under this Agreement or under any Supply Agreement where the input costs are in a currency other than Euro, ObsEva shall convert such amounts into Euro using its standard conversion methodology used in preparing its financial statements applied on a consistent basis and consistent with applicable Accounting Standards.

7.	PAYMENTS AND RECORDS
7.1

Upfront Payment.  On the Effective Date, Licensee shall pay ObsEva a one-time, non-refundable (except in accordance with Section 14.5.3), non-creditable upfront amount equal to five million Euros (EUR 5,000,000) (the “Upfront Payment”).

7.2

Development Milestones.  In partial consideration of the rights granted by ObsEva to Licensee hereunder and subject to the terms and conditions set forth in this Agreement, Licensee shall pay to ObsEva a non-refundable, non-creditable milestone payment within [*] after the achievement by or on behalf of Licensee or any of Licensee’s Affiliates or Sublicensees [*] of each of the following milestones, calculated as follows:

Development Milestone Event	Amount payable (EUR)

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Each milestone payment in this Section 7.2 shall be payable only upon the first achievement of such milestone for each Licensed Product, whether by or on behalf of Licensee or any of Licensee’s Affiliates or Sublicensees, or in respect of [*].

7.3	Sales-Based Milestones.
7.3.1

In partial consideration of the license rights granted by ObsEva to Licensee hereunder, in the event that the Net Sales aggregated across all Licensed Products made by or on behalf of Licensee or any of its Affiliates in a given calendar year exceeds a threshold (each, an “Annual Net Sales Milestone Threshold”) set forth in the left-hand column of the table immediately below, Licensee shall pay to ObsEva a non-refundable, non-creditable milestone payment (each, an “Annual Net Sales-Based Milestone Payment”) in the corresponding amount set forth in the right-hand column of the table immediately below provided that each Annual Net Sales-Based Milestone Payment shall not be payable more than once, i.e. it shall only be payable in the calendar year that such Annual Net Sales Milestone Threshold is first reached.  In the event that in a given calendar year more than one (1) Annual Net Sales Milestone Threshold is achieved, Licensee shall pay to ObsEva a separate Annual Net Sales-Based Milestone Payment with respect to each Annual Net Sales Milestone Threshold that is achieved in such calendar year. Each such milestone payment shall be due within [*] after the first achievement of each of the following milestones, calculated as follows:

Threshold Annual Net Sales Levels (EUR)	Payment Amount (EUR)
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

7.3.2

For example, if in the first three calendar quarters in a calendar year, Net Sales across all Licensed Products in the Territory exceeds EUR [*] (in aggregate), and in the fourth calendar quarter in the same calendar year, Net Sales for the Licensed Products for that calendar year exceeds EUR [*] (in aggregate), a total of EUR [*] in Annual Net Sales-Based Milestone Payments would be payable to ObsEva for that calendar year, with the first installment paid within [*] after achievement of the milestone achieved in the third quarter and the second installment paid within [*] after the end of the fourth quarter. If in a subsequent calendar year Net Sales reached EUR [*] (in aggregate) no Annual Net Sales-Based Milestone Payments would be due (unless the next milestone of EUR [*] was reached). Each of the above Annual Net Sales-Based Milestone Payments shall be payable only once.

7.4	Royalties.
7.4.1

Royalty Rates.  As further consideration for the rights granted to Licensee hereunder, commencing on the First Commercial Sale of a Licensed Product in a country in the Territory through the end of the Royalty Term with respect to such country, on a country-by-country basis, Licensee shall pay to ObsEva (in accordance with the mechanism set out in Section 7.4.5) a royalty of the greater of:

(a)	[*] of Net Sales of all Licensed Products in that country less:
(i)	in the case of Licensed Product supplied to the Licensee or its Affiliates by ObsEva, the total Supply Price paid by

Licensee in respect of the Licensed Products the sale of which constituted the relevant Net Sales; and
(ii)	in circumstances where Licensee has Licensed Product manufactured by a Third Party, [*].

(such amount the "Royalty Surplus"); and

(b)	the total Supply Price paid by Licensee in respect of such Licensed Products sold in that country that the sale of which constituted the relevant Net Sales for the calculation set out in 7.4.1(a).
7.4.2

Generic Competition.  In the event that there is Generic Competition with respect to a Licensed Product in a country or region during a particular quarter, then Licensee shall be entitled to deduct an amount equal to [*] of the Royalty Surplus from the Royalty Surplus (if any) due to ObsEva pursuant to in such calendar quarter (determined in accordance with the Accounting Standards) pursuant to Section 7.4.1, for so long as there is Generic Competition at such level with respect to such Licensed Product in such country or region.

7.4.3

Third Party Payments. If, in any calendar quarter during the Royalty Term, on a country-by-country basis, the Licensee pays Third Party Payments with respect to a Licensed Product in a country in the Territory, Licensee may credit [*] of such Third Party Payments allocable to such Licensed Product and country in the Territory against the Royalty Surplus (if any) otherwise due to ObsEva pursuant to Section 7.4.1.  Such credit for Third Party Payments allowed hereunder shall apply on a calendar quarter basis, provided that Licensee shall be entitled to carry forward any amount of Third Party Payments which it is not entitled to credit from the royalties due to ObsEva in accordance with this Section 7.4.3 by reason of such limitation until such amount credited is equal to [*] of the amount of such Third Party Payments.

7.4.4	Royalty Deduction Cap. Notwithstanding the foregoing:
(a)	with respect to any Licensed Product in any calendar quarter, the operation the provisions of Sections 7.4.2 and 7.4.3 individually or in combination, shall not reduce the Royalty Surplus by more than

[*] of the Royalty Surplus that would otherwise have been due under Section 7.4.1 with respect to Net Sales of such Licensed Product in the applicable country(ies) during such calendar quarter; and
(b)	in no event shall the Supply Price be reduced pursuant to Section 7.4.2 or 7.4.3.
7.4.5	Quarterly Reports and Reconciliation.
(a)

No later than [*] after the end of each calendar quarter during the Royalty Term, and following expiration or earlier termination of this Agreement, no later than [*] after the date of such expiration or earlier termination, the Licensee shall provide ObsEva with a detailed report of (on a country-by-country basis) (i) the number of Licensed Products sold during such calendar quarter; (ii) the sale price for such Licensed Products; (iii) the amount of gross sales and Net Sales (with an itemization of any deductions) during the previous calendar quarter for the Licensed Products in each country in the Territory (including amounts expressed in local currency and as converted to EUR); (iv) the total royalty payment payable by the Licensee to ObsEva, with an itemization of any royalty adjustments; and (v) the amount of withholding taxes, if any, required by Applicable Law to be deducted with respect to such royalties.

(b)

Where such computation for any calendar quarter shows that there is a Royalty Surplus in a country pursuant to Section 7.4.1, the Licensee shall pay the Royalty Surplus within [*] after the end of such calendar quarter in addition to paying the Supply Price (as set out in the Supply Agreement) in accordance with the terms of this Agreement. For the avoidance of doubt, where such computation for any calendar quarter shows that there is no Royalty Surplus in such country pursuant to Section 7.4.1, nothing shall be payable in accordance with this Section 7.4.5 for such calendar quarter (but the

Supply Price shall be payable if and to the extent not already paid pursuant to the Supply Agreement).
7.5

Mode of Payment; Offsets.  All payments to ObsEva under this Agreement shall be made in full without any deduction or set off by deposit of EUR in the requisite amount to such bank account as ObsEva may from time to time designate by notice to Licensee.  For the purpose of calculating any sums due under this Agreement Licensee shall convert any amount expressed in a foreign currency into EUR equivalents using its standard conversion methodology consistent with applicable Accounting Standards used in preparing its financial statements applied on a consistent basis.

7.6

Taxes.  Each Party shall be responsible for its own income taxes.  If Licensee determines that Applicable Law requires Licensee to deduct or withhold taxes with respect to any payment to be made to ObsEva pursuant to this Agreement, Licensee will promptly inform ObsEva of such requirement and provide such assistance, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary to claim an exemption from or reduction of such withholding taxes.  Licensee will, in accordance with Applicable Law, deduct or withhold taxes from the amount due, remit such taxes to the appropriate tax authority when due, and promptly furnish ObsEva with proof of payment of such taxes, along with applicable receipts evidencing payment and other documentation reasonably requested by ObsEva.  If withholding taxes are paid to a tax authority, Licensee shall provide reasonable assistance to ObsEva to obtain a refund of taxes withheld or obtain a credit with respect to taxes paid.  Notwithstanding the foregoing, if any default by Licensee (including any failure to comply with Applicable Laws or filing or record retention requirements) or any assignment (or sublicense to a Sublicensee) of rights or any change in applicable taxing jurisdiction by Licensee or its Affiliates (each a “Withholding Trigger Event”) leads to the imposition of or increase of withholding tax liability that would not have been imposed in the absence of such Withholding Trigger Event, then the applicable amount payable hereunder shall be increased to take into account such withholding tax liability as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), ObsEva receives an amount equal to the sum it would have received had no such withholding tax been imposed or increased due to such Withholding Trigger Event.  All payments due pursuant to this Agreement shall be paid exclusive of any value-added tax, sales tax or other consumption taxes required to be paid to tax authorities in connection with such payment.

7.7

Interest on Late Payments.  Interest shall be payable on any undisputed payments that are not paid on or before the date [*] after the date such payments are due under this Agreement at the Bank of England base rate plus [*] percentage points or the maximum rate allowable by statute, whichever is less.

7.8

Audit.  Licensee shall, and shall cause its Affiliates, Sublicensees, and Distributors to, keep complete books and records pertaining to Net Sales of Licensed Products in sufficient detail to calculate all amounts payable hereunder.  At the request of ObsEva or Kissei, Licensee shall permit an independent public accounting firm of nationally recognized standing designated by ObsEva or Kissei as the case may be and approved by Licensee, such approval not to be unreasonably withheld, delayed or conditioned, at reasonable times during normal business hours and upon no less than [*] notice, to audit the books and records maintained pursuant to this Section 7.8 to ensure the accuracy of all reports and payments made hereunder.  Such examinations may not (a) be conducted for any calendar quarter more than [*] after the end of such quarter, or (b) be conducted more than once in any [*] period.  The cost of this audit shall be borne by ObsEva, unless the audit reveals a variance of more than [*] percent ([*]%) from the reported amounts, in which case Licensee shall bear the cost of the audit. Licensee shall pay to ObsEva the full amount of any underpayment without delay, together with interest thereon pursuant to Section 7.7.

8.	TRADEMARKS
8.1

Use of Marks.  Licensee shall not place any Licensed Product on the market in the Territory under any trade mark other than the Product Marks and general trade marks used by Licensee on a diverse range of products identifying Licensee as the company responsible for placing such products on the market.  In the event that a Third Party, including but not limited to any Regulatory Authority, objects to Licensee’s use of the Product Marks in relation to the Licensed Products in any country in the Territory, or in the event that Licensee, acting reasonably, determines that an alternate trade mark should be use on the Licensed Product due to local custom, the Parties shall negotiate in good faith to agree an alternate trade mark to be applied to the Licensed Product either in that country alone or across the Territory if the country in issue is a Major Market, as determined by Licensee acting reasonably. Such alternate trade mark shall be a trade mark Controlled by ObsEva and ObsEva shall have the final say if there is any dispute as to what trade mark is used.

8.2

Ownership of Marks.  Except as expressly set out in this Article 8, nothing in this Agreement shall operate to grant to Licensee any ownership right, title or interest in the Product Marks nor any right to affix any Product Mark to any product other than Licensed Products. Licensee expressly acknowledges that ObsEva and/or Kissei own the Product Marks and the goodwill associated therewith. Licensee shall not attack, dispute, or contest ObsEva’s and/or Kissei’s ownership of the Product Marks. Licensee further agrees that any use of the Product Marks by Licensee shall be for the benefit of ObsEva and/or Kissei and any goodwill accrued in connection with the use and display of the Product Marks shall accrue solely to the benefit of ObsEva and/or Kissei. In the event Licensee acquires any rights relating to the Product Marks for any reason, Licensee agrees to assign and hereby does assign to ObsEva, at no cost to Licensee, all such rights, together with any related goodwill. Licensee will, at any time, upon the reasonable request of ObsEva and/or Kissei and at ObsEva and/or Kissei’s cost, execute any documents reasonably required by ObsEva and/or Kissei to confirm ObsEva’s and/or Kissei's ownership of all such rights in the Product Marks.

8.3

License.  ObsEva grants to Licensee an exclusive, royalty-free sublicense under the Product Marks during the Term (with the right to sublicense subject to Section 2.3) to import, Commercialize and distribute Licensed Products under the Product Marks in the Territory.  To the extent that ObsEva or Licensee reasonably deem it necessary, Licensee and ObsEva shall cooperate and execute all documents reasonably necessary to register and record Licensee as the exclusive licensee of the Product Marks promptly after the execution of this Agreement and to cancel such entries on the expiration or termination of this Agreement.  ObsEva shall be responsible, itself or through a Third Party, for filing, prosecuting, maintaining, and defending (to the extent ObsEva considers it reasonable to do so) all applications and registrations for the Product Marks and all costs and maintenance associated with the Product Marks for the duration of the Term.
8.4	Infringement of Product Marks.
8.4.1

In the event that either Party becomes aware of any infringement or threatened infringement of the Product Marks in the Territory, that Party shall promptly inform the other of such infringement.  ObsEva and/or Kissei shall have the first right, at its own cost, to defend and enforce the Product Marks in the Territory and may take such steps as it considers appropriate in the protection or enforcement of the Product Marks, or in respect of any infringement or threatened infringement of any Product Mark in the country in question.

8.4.2

For the avoidance of doubt, in the event that ObsEva and/or Kissei elects not to exercise its right to defend the Product Marks against infringement in the Territory within [*] f receiving a request from Licensee to do so or, to the extent practicable, any shorter period as may be reasonably necessary so as not to prejudice Licensee’s rights in relation to the Product Marks, Licensee shall have the right to assume the defence and/or enforcement of such Product Marks, and ObsEva shall, subject to the reimbursement of its out-of-pocket costs, provide the following (the "Agreed Litigation Assistance"):

(a)	[*]
(b)	[*]
(c)	[*]
(d)	[*]
8.4.3	For the avoidance of doubt, the Agreed Litigation Assistance shall not obligate ObsEva to construct or draft any document not already available to ObsEva.
8.4.4

Neither Party may settle an action it commences hereunder that admits any wrongdoing of, or requires any payment by the other Party without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and the Parties agree that, irrespective of which Party brings an action pursuant to this Section 8.4, the Parties shall discuss and reasonably consider the views of the other Party in the choice of counsel with respect to such action and strategic decisions and their implementation in connection with such action shall be managed by consensus of the Parties each acting reasonably.  The Party not bringing an enforcement action under this Section 8.4 shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action.

8.5

Damages in respect of Infringement of Product Marks.  Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement any damages or other monetary award made to either Party in respect of an infringement of the Product Marks shall first be used to reimburse the Parties for any evidenced out-of-pocket legal expenses and any amount remaining thereafter shall be divided [*] to ObsEva and [*] to Licensee, and any legal costs or damages awards made against a Party shall be the sole responsibility of such Party.

9.	INTELLECTUAL PROPERTY
9.1

Ownership and Disclosure of Inventions. Subject to the terms and conditions of this Agreement, ownership of any inventions or discoveries (including any Improvements) conceived, discovered, developed or otherwise made solely by or on behalf of a Party (including jointly with any Third Party) during the Term and any intellectual property rights thereto shall be determined based on inventorship.  Each Party shall disclose Improvements to the other Party promptly, and in any event within [*], after becoming aware of any invention included therein.

9.2

Licensee Improvements.  In the event that any Improvement results from the activities undertaken by Licensee or its Affiliates or sublicensees pursuant to this Agreement, patentable and non-patentable inventions shall be owned by Licensee or its Affiliates; Licensee shall have the right but not the obligation to file, prosecute and maintain patents on all such inventions and patentable Improvements (including such Improvements, the “Licensee Patents”), worldwide, at its own cost and expense.

9.2.1

Licensee shall keep ObsEva informed of all material steps with regard to the preparation, filing, prosecution, and maintenance of Licensee Patents outside the Territory, including by providing ObsEva with a copy of Substantive Office Actions to and from any patent authority outside the Territory regarding such Licensee Patents, and by providing ObsEva drafts of any material filings or responses (material filings and responses shall include the filing of new patent applications and the filing of responses to Substantive Office Actions with the relevant patent office, but exclude patent office filings that pertain solely to formal matters) to be made to such patent authorities outside the Territory to extent reasonably practicable in advance of submitting such filings or responses so as to allow for a reasonable opportunity for ObsEva to review and comment thereon.  For the avoidance of doubt, a "Substantive Office Action", as the term is used in this Section 9.2.1, is a patent office communication containing the results of examination on the merits of at least one claim pending in a patent application.  Patent office communications pertaining strictly to formal matters, without presenting an opinion on the patentability of at least one claim pending in a patent application, shall not be considered Substantive Office Actions. Licensee shall consider in good faith the requests and suggestions of ObsEva with respect to such drafts and with respect to strategies for filing and prosecuting the Licensee Patents outside the Territory.  Notwithstanding the foregoing, Licensee shall promptly inform ObsEva of any adversarial patent office proceeding or filing, including a request for, or filing or declaration of, any interference, opposition, or reexamination relating to a Licensee Patent outside the Territory.  The Parties shall thereafter consult and cooperate to determine a course of action with respect to any such proceeding outside the Territory, and Licensee shall consider in good faith all comments, requests, and suggestions provided by ObsEva.  Notwithstanding anything contained in this Section 9.2.1 Licensee shall not be required to do any act or share any information with ObsEva that in the opinion of its external patent counsel may prejudice the novelty or validity of any Licensee Patent.

9.2.2	If Licensee starts to consider abandoning any part of Licensee’s Patents or electing not to file, prosecute or maintain an Licensee Patent outside the

Territory, it shall notify ObsEva in writing promptly and at least [*] before such abandonment or any deadline applicable to the filing, prosecution or maintenance of such Licensee Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Licensee Patent in such country or possession. Within [*] after the receipt of such notice from Licensee, ObsEva shall notify Licensee whether ObsEva will pursue the filing or the continued prosecution or maintenance of such Licensee Patent in a country in the ObsEva Territory at its costs, under its responsibility and in its name. Licensee shall either (in its sole election) (i) file or continue the prosecution or maintenance of such Licensee Patent in such country at its cost and its name instead of assigning such Licensee Patent to ObsEva, or (ii) immediately assign such Licensee Patent in such country to ObsEva, or in the case that the immediate assignment is not feasible due to applicable deadline, file or continue the prosecution or maintenance of such Licensee Patent and then assign such Licensee Patent in such country to ObsEva, and on such assignment, ObsEva shall reimburse any cost incurred by Licensee after ObsEva’s notification to Licensee. The Licensee Patent assigned to ObsEva shall become an ObsEva Patent and ObsEva shall thereupon be responsible for all costs of filing, prosecution, and maintenance of such new ObsEva Patent for aforesaid country in the ObsEva Territory. Licensee shall provide to ObsEva and/or execute any and all documents reasonably necessary to substantiate such assignment at ObsEva’s cost. ObsEva shall reimburse Licensee’s cost incurred for the assignment or maintenance of the assigned Patents from the time of the notification made by Licensee to ObsEva referred to in this Section 9.2.2.

9.3	Maintenance and Prosecution of Kissei Patents.
9.3.1

Pursuant to the Kissei Agreement, Kissei has full responsibility, including financial responsibility for all Kissei Patents applications, prosecution, and maintenance in the Territories and is obliged to use Commercially Reasonable Efforts to prosecute and maintain all Kissei Patents applications in the Territory.  Subject to the foregoing, Kissei may promptly file patent applications in the Territory for patentable Improvements made by Kissei.

9.3.2

If ObsEva receives a notice from Kissei that it is considering abandoning any part of the Kissei Patents or electing not to file, prosecute or maintain a Kissei Patent in the Territory, ObsEva may request Kissei (at Kissei's option) to:

(a)	file or continue the prosecution or maintenance of such Kissei Patent in such country at its cost and in its name instead of assigning such Kissei Patent to ObsEva;
(b)	immediately assign such Kissei Patent in such country to ObsEva; or
(c)

in the case that the immediate assignment is not feasible due to an applicable deadline, file or continue the prosecution or maintenance of such Kissei Patent and then assign such Kissei Patent in such country to ObsEva;

such rights the "Maintenance Election Rights".

9.3.3

Should ObsEva not wish to exercise the Maintenance Election Rights on its own behalf, ObsEva shall provide Licensee with notice in writing. Within [*] of Licensee's receipt of ObsEva's notice in writing, Licensee shall notify ObsEva if Licensee wishes ObsEva to exercise the Maintenance Election Rights on Licensee's behalf. If Kissei, following Licensee's election to direct ObsEva to exercise the Maintenance Election Rights on behalf of Licensee, elects to assign such Kissei Patents to ObsEva (either immediately or following a delay, as set out in Sections 9.3.2(b) and 9.3.2(c) above), ObsEva shall assign such Patents to Licensee following the assignment from Kissei, and Licensee shall reimburse ObsEva’s evidenced cost and expenses incurred for the assignment from the time of the notification made by ObsEva to Licensee referred to in this Section 9.3.3.

9.4

Maintenance and Prosecution of ObsEva Patents.  ObsEva shall have the right, but not the obligation, through the use of counsel selected by ObsEva and agreed upon by Licensee, to prepare, file, prosecute, and maintain the ObsEva Patents in the Territory (the “Agreed Prosecution”), at ObsEva’s sole cost and expense.  ObsEva shall keep Licensee fully informed of all steps with regard to the preparation, filing, prosecution, and maintenance of ObsEva Patents in the

Territory, including by providing the Licensee with a copy of the material communications to and from any patent authority in the Territory regarding such ObsEva Patents, and by providing Licensee drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Licensee to review and comment thereon.  ObsEva shall consider in good faith the requests and suggestions of Licensee with respect to such drafts and with respect to strategies for filing and prosecuting the ObsEva Patents in the Territory.  Notwithstanding the foregoing, ObsEva shall promptly inform Licensee of any adversarial patent office proceeding or filing, including a request for, or filing or declaration of, any interference, opposition, or reexamination relating to a ObsEva Patent in the Territory.  The Parties shall thereafter consult and cooperate to determine a course of action with respect to any such proceeding in the Territory, and ObsEva shall consider in good faith all comments, requests, and suggestions provided by Licensee.  In the event that ObsEva decides not to prepare, file, prosecute, or maintain a ObsEva Patent in the Territory during the Term, (a) ObsEva shall provide reasonable prior written notice to Licensee of such intention (which notice shall, in any event, be given no later than [*] prior to the next deadline for any action that may be taken with respect to such ObsEva Patent in the Territory), (b) Licensee shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such ObsEva Patent at its sole cost and expense on the same terms as apply to ObsEva under this Section 9.4.

9.5

Validity Challenge of Kissei Patents.  In the event that a Third Party attacks the validity of any particular Kissei Patents in the Territory, then Kissei shall at its own discretion, but without obligation, promptly take such legal action as is required to defend the validity of such particular Kissei Patents and Licensee shall give all reasonable assistance (excluding financial assistance) to Kissei.  ObsEva shall use Commercially Reasonable Efforts to procure that Licensee may be represented by counsel of its own selection at its own expense in any such legal action but Kissei shall have the right to control the suit and proceeding; provided, however, that if Kissei proposes any settlement of the suit and seeks the prior written consent of ObsEva, ObsEva shall seek the prior written consent of Licensee (such consent not to be unreasonably withheld, delayed, or conditioned) but shall not be in breach of this Agreement if Kissei settles such suit without receiving the prior written consent of ObsEva provided that ObsEva has complied with Licensee’s instructions in relation to the giving or withholding or terms of consent.  If Kissei does not take legal action as is required to defend the validity of such particular Kissei Patents, ObsEva may, and shall use its Commercially Reasonable Efforts to procure that Licensee may, assume control and defense of such claim at its expense.  In the event that either ObsEva or Licensee assumes control of the defense, ObsEva shall seek the reasonable assistance from Kissei provided that Kissei may be represented by counsel of its own selection at its own expense in any such legal action, but ObsEva or Licensee (as the case may be) shall have the right to control the suit and proceeding; provided, however, that neither ObsEva nor Licensee shall agree to any settlement of the suit without the prior written consent of Kissei.  The leading Party of any action contemplated in this Section 9.5 shall keep the other Party regularly informed of all material actions and correspondences in connection with any claim, suit or proceeding under this Section 9.5, including providing copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

9.6

Validity Challenge of ObsEva Patents.  In the event that a Third Party attacks the validity of any particular ObsEva Patents in the Territory, then ObsEva shall at its own discretion, but without obligation, promptly take such legal action as is required to defend the validity of such particular ObsEva Patents and Licensee shall give all reasonable assistance (excluding financial assistance) to ObsEva.  Licensee may be represented by counsel of its own selection at its own expense in any such legal action but ObsEva shall have the right to control the suit and proceeding; provided, however, that ObsEva shall not settle any such action in such a way that would subject Licensee to an injunction or an admission of liability by Licensee or that would result in Licensee being required to pay damages or in any other manner be prejudicial to Licensee, without Licensee’s prior written consent.  If ObsEva does not take legal action as is required to defend the validity of such particular ObsEva Patents, Licensee may assume control and defense of such claim at its expense.  In the event that Licensee assumes control of the defense, ObsEva shall provide reasonable assistance to Licensee provided that ObsEva may be represented by counsel of its own selection at its own expense in any such legal action provided, however, that Licensee shall not settle any such action in such a way that would subject ObsEva to an injunction or an admission of liability by ObsEva or that would result in ObsEva being required to pay damages without ObsEva’s prior written consent.  The leading Party of any action contemplated in this Section 9.6 shall keep the other Party regularly informed of all material actions and correspondences in connection with any claim, suit or proceeding under this Section 9.6, including providing copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

9.7	Patent Term Extension.
9.7.1

Licensee shall cooperate with ObsEva and Kissei in obtaining any extension of the term of the Kissei Patents, ObsEva Patents, or Licensee Patents or any other similar period of exclusivity, which may be available under the laws and regulations in the Territory. The cost of any patent term extensions on any ObsEva Patents, Kissei Patents, or Licensee Patents in the Territory shall be borne by ObsEva or Kissei as applicable.

9.7.2

Licensee shall not seek Regulatory Exclusivity and patent term extensions on any Licensee Patents in the Territory.  Notwithstanding the foregoing sentence, should Licensee wish to obtain Regulatory Exclusivity or patent term extensions on any Licensee Patents in the Territory, ObsEva shall, upon Licensee's reasonable written request, seek Kissei's agreement to Licensee obtaining, or attempting to obtain, such Regulatory Exclusivity or patent term extensions.

9.8	Enforcement and Defense of Patents.
9.8.1

Notification.  Each Party shall, promptly after such Party becomes aware, notify the other Party in writing of any alleged or threatened infringement by a Third Party of the ObsEva Patents or Kissei Patents in the Territory.

9.8.2

Enforcement of Licensee Patents.  In the event of any infringement of the Licensee Patents by a Third Party in the Territory, Licensee shall have the first right, but not the obligation, to enforce the Licensee Patents at Licensee’s sole cost and expense.

9.8.3	Enforcement of Kissei Patents. In the event of any infringement of the Kissei Patents by a Third Party in the Territory, ObsEva shall use

Commercially Reasonable Efforts to ensure that Licensee may enforce the Kissei Patents at Licensee’s sole discretion, cost and expense and in such circumstances ObsEva shall, subject to the reimbursement of its out-of-pocket costs, provide Licensee with the Agreed Litigation Assistance, and shall use Commercially Reasonable Efforts to procure that Kissei provides, Licensee with reasonable assistance (excluding financial assistance) in relation to Licensee’s enforcement. To the extent that Kissei does not consent to Licensee undertaking such enforcement of the Kissei Patents, ObsEva shall, to the extent permitted under the Kissei Agreement, undertake such enforcement of the Kissei Patents on behalf of and at the direction of Licensee, subject to Licensee indemnifying ObsEva in respect of any evidenced (i) out-of-pocket costs and/or expenses incurred for such enforcement, and (ii) reasonable internal costs incurred for such enforcement.  Notwithstanding the foregoing if Licensee fails to notify ObsEva of its desire that ObsEva commence such proceedings in respect of the Kissei Patents within [*] of a request by ObsEva and/or fails to commence proceedings within [*] of the date of the notice received from ObsEva, ObsEva shall have no obligation to seek the right for Licensee to undertake such enforcement or to conduct such enforcement on behalf of Licensee but may do so on its own account.

9.8.4

Enforcement of ObsEva Patents.  In the event of any infringement of the ObsEva Patents by a Third Party in the Territory, then ObsEva shall at its own discretion, but without obligation, have the right to promptly take such legal action as is required to enforce such ObsEva Patents and Licensee shall give all reasonable assistance (excluding financial assistance) to ObsEva.  Licensee may be represented by counsel of its own selection at its own expense in any such legal action but ObsEva shall have the right to control the suit and proceeding; provided, however, that ObsEva shall not settle any such action in such a way that would subject Licensee to an injunction or an admission of liability by Licensee or that would result in Licensee being required to pay damages or in any other manner be prejudicial to Licensee, without Licensee’s prior written consent.  If ObsEva does not take legal action as is required to enforce such ObsEva Patents within a reasonable (which shall include consideration of any likely prejudice to Licensee’s rights in relation to any related enforcement action that would be caused by a delay) time of receiving a request from Licensee, Licensee may assume control of such claim at its expense.  In the event that Licensee assumes control of the defense, ObsEva shall, subject to the reimbursement of its out-of-pocket costs, provide Licensee with the Agreed Litigation Assistance, provided that ObsEva may be represented by counsel of its own selection at its own expense in any such legal action provided, however, that Licensee shall not settle any such action in such a way that would subject ObsEva to an injunction or an admission of liability by ObsEva or that would result in ObsEva being required to pay damages without ObsEva’s prior written consent.

9.8.5

Cooperation.  The Parties agree to cooperate fully in any infringement or defense action pursuant to this Section 9.8.  Where a Party brings such an action or defends a claim, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action.  The Party entitled to bring any patent infringement litigation or defend any invalidity or unenforceability claim in accordance with this Section 9.8 shall not have the right to settle any litigation under this Section 9.8 without the express written consent of such other Party, such consent not to be unreasonably withheld, delayed or conditioned.  The leading Party of any action contemplated in this Section 9.8 shall keep the other Party regularly informed of all material actions and correspondences in connection with any claim, suit or proceeding under this Section 9.8, including providing copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

9.9

Recovery. Any recovery realized as a result of such litigation pursuant to Section 9.8 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties and Kissei for their out-of-pocket evidenced costs and expenses (including reasonable attorney’s fees and expenses) in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses) and any other legal expenses incurred pursuant to such validity challenge. Any remaining amounts shall be [*].

9.10

Infringement Claims by Third Parties.  If the manufacture, sale, or use of a Licensed Compound or Licensed Product in the Territory pursuant to this Agreement results in, or to Licensee’s knowledge may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Licensee, Licensee shall promptly notify ObsEva thereof in writing.  Licensee shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding at its own expense (but subject to deduction as provided below), using counsel of its own choice.  ObsEva may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense.  Without limitation of the foregoing, subject to Licensee agreeing to reimburse all of ObsEva's reasonable evidenced internal and out-of-pocket costs and expenses, if Licensee finds it necessary or desirable to join ObsEva as a party to any such action, ObsEva shall execute all papers and perform such acts as shall be reasonably required.  If Licensee elects (in a written communication submitted to ObsEva within [*] of being requested to do so by ObsEva), not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit, or proceeding, within such time period, ObsEva may conduct and control the defense of any such claim, suit, or proceeding at its own expense.  The leading Party shall keep the other Party regularly informed of all material actions and correspondences in connection with any claim, suit or proceeding under this Section 9.10, including providing copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

10.	PHARMACOVIGILANCE AND SAFETY
10.1

Pharmacovigilance.  Within [*] after execution of this Agreement, the Parties shall enter into an agreement to initiate a process for the exchange of safety data and Information (including post-marketing spontaneous reports received by each Party and its Affiliates and the procedures for the handling and reporting of adverse events) in a mutually agreed format in order to monitor the safety of the Licensed Compounds or Licensed Products and to meet reporting requirements with any applicable Regulatory Authority (a “Safety Data Exchange Agreement”).  The Safety Data Exchange Agreement shall be incorporated into this Agreement as Schedule 10.1 hereto.  Licensee hereby agrees to comply with its obligations under such Safety Data Exchange Agreement and to cause its Affiliates and any persons performing work on the Licensed Compounds or Licensed Products to comply with such obligations.
10.2

Recalls.  Each Party shall immediately notify the other following any determination that any event, incident, or circumstance has occurred that may result in the need for suspension of a clinical studies, a recall, market suspension, or market withdrawal of a Licensed Product in the Territory, and shall include in such notice the reasoning behind such determination, and any supporting facts.  In such event, the Parties shall cooperate to develop and implement in a timely manner a corrective strategy mutually acceptable to the Parties.  ObsEva shall be responsible for all costs of such suspension of any clinical studies conducted by or on behalf of it and any recall associated directly with such suspension and Licensee shall be responsible for all costs of such suspension of any clinical studies conducted by or on behalf of it and any other recall, market suspension, or market withdrawal in the Territory following the expiry or termination of the Supply Agreement.  Provisions regarding recalls during the term of the Supply Agreement shall be set out in the Supply Agreement.

11.	CONFIDENTIALITY AND NON-DISCLOSURE
11.1

Nondisclosure and Non-Use.  Each Party agrees that, for so long as this Agreement is in effect and for a period of [*] thereafter, a Party (the “Receiving Party”) receiving or possessing Confidential Information of the other Party (the “Disclosing Party”) shall, and shall cause its employees, representatives, Affiliates, Sublicensees, consultants, contractors, agents and other persons or entities performing work related to any Licensed Compound or Licensed Product or any other Person permitted to receive Confidential Information under Section 11.3.3 (“Representatives”) to, (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value (but no less than reasonable care), (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement, including in connection with exercising its rights or fulfilling its obligations under this Agreement. Each Receiving Party shall be responsible for any breach of these obligations by any of its Representatives to which it discloses or provides access to any Confidential Information of the Disclosing Party.  Each Receiving Party shall take all reasonable action under Applicable Law to enforce the confidentiality obligations hereunder against any person or entity to which it discloses or provides access to any Confidential Information of the Disclosing Party. Nothing in this Article 11 shall be deemed to create or imply any rights or licenses not expressly granted under this Agreement.

11.2	Exceptions. The obligations in Section 11.2 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by contemporaneous proof:
11.2.1	was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;
11.2.2	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
11.2.3	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;
11.2.4

is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; or

11.2.5	has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party.
11.3

Authorized Disclosure.  The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

11.3.1

subject to Section 11.7, preparing, filing or prosecuting Patents; preparing, filing or prosecuting Regulatory Documentation with respect to obtaining and maintaining Regulatory Approval of the Licensed Products; and prosecuting or defending litigation;

11.3.2

complying with Applicable Law and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance, provided that, if legally permissible, the Receiving Party shall promptly notify the other Party of such required disclosure so that the Disclosing Party can seek a protective order or other appropriate remedies and, at the Disclosing Party’s request and expense, reasonably assist the Disclosing Party in seeking such protective order or other reasonable remedies; and

11.3.3

disclosure (a) in connection with the performance of this Agreement and solely on a “need to know basis”, to Affiliates, Sublicensees, or employees, contractors, or agents; or (b) solely on a “need to know basis” and solely with respect to the Confidential Information constituting the terms or existence of this Agreement or related financial information, to potential or actual investment bankers, consultants, advisors, investors, partners, collaborators, lenders, or acquirers; each of whom in the case of clause (a) or (b) prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 11.

11.4

Terms of this Agreement.  The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties and kept confidential by each of the Parties in accordance with this Article 11.

11.5

Prior CDA.  This Agreement supersedes the Mutual Confidential Disclosure Agreement between the Parties dated 6 November 2020  (the “Prior CDA”) with respect to information disclosed thereunder.  All information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the Disclosing Party and shall be subject to the terms of this Article 11.

11.6

Securities Filings.  In the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state, country, province or other jurisdiction a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other Applicable Law of any applicable country or jurisdiction, such Party shall notify the other Party of such intention and shall use commercially reasonable efforts to provide such other Party with a copy of relevant portions of the proposed filing not less than [*] prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to this Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information of the Disclosing Party which it is advised by counsel is legally required or advisable to be disclosed.  No such notice shall be required under this Section 11.6 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the other Party hereunder or otherwise approved by the other Party.

11.7

Technical Publication.  No Party may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement during the Term, without the opportunity for prior review by the other Party, except to the extent required by Applicable Laws.  A Party seeking publication of results of studies carried out under this Agreement during the Term shall provide the other Party the opportunity to review and comment on any proposed publication which relates to the Licensed Product at least [*] prior to its intended submission for publication.  The other Party shall provide the Party seeking publication with its comments in writing, if any, as soon as reasonably practicable but in any event within [*] after receipt of such proposed publication.  The Party seeking publication shall (i) consider in good faith any comments thereto provided by the other Party and (ii) shall comply with the other Party’s request to remove any and all of such other Party’s Confidential Information from the proposed publication, and (iii) to the extent Kissei does not consent to such publication pursuant to the Kissei Agreement such Party shall not publish such publication or the relevant part thereof.  In addition, the Party seeking publication shall delay the submission for a period up to [*] in the event that the other Party can demonstrate reasonable need for such delay, including without limitation, the preparation and filing of a patent application. Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications as scientifically appropriate.  For clarity, in no event (whether or not the other Party has provided comments) shall the Party seeking publication publish the other

Party’s Confidential Information without prior written consent by the other Party such consent not to be unreasonably withheld, delayed or conditioned.
11.8

Use of Name; Public Announcements.  Except as expressly provided herein, neither Party shall, without the other Party’s prior written approval, (a) mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity or (b) issue any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter.  The restrictions imposed by this Section 11.8 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the Disclosing Party’s counsel, is required by Applicable Law or the rules of a stock exchange on which the securities of the Disclosing Party are listed. In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon. Notwithstanding anything to the contrary herein, following any press release issued pursuant to this Agreement, each Party shall be free to disclose, without the other Party’s prior written consent, any information which has already been publicly disclosed in accordance herewith.

11.9

Termination. Upon termination or expiry of this Agreement or where Disclosing Party, in its sole discretion, at any time, so demands in writing, Receiving Party and each of its respective Representatives will as soon as reasonably practicable destroy or return to the Disclosing Party (at the Receiving Party's sole election) any documents in its (or its Representatives' as the case may be) possession containing Confidential Information relating to the Disclosing Party and use all reasonable endeavours to expunge all Confidential Information from any computer, word processor or other device containing Confidential Information.  Notwithstanding the foregoing, Receiving Party and its Representatives may retain Confidential Information that is (i) required to be retained by Applicable Law, professional record keeping obligations or bona fide internal compliance policy, or (ii) reasonably required to exercise any rights that subsist despite such termination or expiry; or (iii) saved to electronic back-up systems in the ordinary course of business, provided that in each case such retained Confidential Information shall continue to be held subject to the terms of this Agreement.
12.	REPRESENTATIONS AND WARRANTIES
12.1	Mutual Representations and Warranties. ObsEva and Licensee each represents and warrants to the other, as of the Effective Date, as follows:
12.1.1

Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

12.1.2

Authorization.  The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) in any material respect, any agreement to which such Party is bound, (b) any requirement of any Applicable Law, or (c) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

12.1.3

Binding Agreement.  This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

12.1.4	No Conflicts. It is not under any obligation, contractual or otherwise, to any Person that conflicts in any material respect with the terms of this Agreement.
12.1.5

No Debarment.  Neither Party nor any of its Affiliates (a) has ever been debarred or subject to debarment or has received notice from the FDA of an intent to debar or has been convicted of a crime for which an entity or person could be debarred under 21 U.S.C. §335a; or (b) has ever been under indictment for a crime for which a person or entity could be debarred under 21 U.S.C. §335a.  If during the Term a Party has reason to believe that it or any of its employees, officers, independent contractors, consultants or agents rendering services relating to the Licensed Products: (x) is or will be debarred or convicted of a crime for which a person or entity could be debarred under 21 U.S.C. §335a; or (y) is or will be under indictment for a crime for which a person or entity could be debarred under 21 U.S.C. §335a, then such Party shall immediately notify the other Party of same in writing.

12.2	Additional Representations and Warranties of ObsEva. ObsEva further represents and warrants to Licensee, as of the Effective Date, as follows:
12.2.1

ObsEva has the right to grant the rights to Licensee contained in this Agreement, including but not limited to Article 2 of this Agreement and has not previously assigned, transferred, conveyed, or granted any license or other rights under the ObsEva Patents, ObsEva Know-How, Kissei Patents or Kissei Know-How that would conflict with or limit the scope of any of the rights or licenses granted to Licensee hereunder;

12.2.2

to the best of its knowledge, the Regulatory Documentation and the Dossier provided by ObsEva to the Licensee are at the Effective Date, and were at the time of filing, true, complete and accurate in all material respects;

12.2.3	ObsEva has not breached the Kissei Agreement and it has not received any written notice from Kissei that it is in breach of the Kissei Agreement;
12.2.4	it has not served notice on Kissei alleging that it is in material breach of the Kissei Agreement;
12.2.5	to the best of its knowledge there is no repudiatory or material breach of the Kissei Agreement by Kissei;
12.2.6

the ObsEva Patents and Kissei Patents listed in Schedules 1.73 and 1.53 respectively include all Patents Controlled by ObsEva as of the Effective Date that are reasonably necessary or useful for Commercializing and/or Exploiting any Licensed Product in the Field in the Territory;

12.2.7

ObsEva has not received any written notice that the manufacture, Exploitation, or Commercialization of Licensed Products infringes upon any intellectual property right of any Third Party in any country;

12.2.8

ObsEva and its Affiliates have complied with all Applicable Laws, Good Clinical Practice and Good Laboratory Practice in connection with the development of the Licensed Compound and the Licensed Product that has been carried out by or on behalf of ObsEva;

12.2.9

neither ObsEva nor any of its Affiliates has received written notice of any claim, demand, proceedings, investigation, or other legal action of any nature pending or threatened by any Regulatory Authority or other Third Party with respect to the Licensed Compound, Licensed Product, or any facility where the Licensed Products are manufactured, or the transactions contemplated by this Agreement, and there is no judgment or settlement against or owed by ObsEva or its Affiliate related to any of the foregoing;

12.2.10

neither ObsEva nor any of its Affiliates has received any warning letters or written correspondence from any Regulatory Authority requiring the termination, suspension or material modification of any clinical or pre-clinical studies or tests with respect to the Licensed Compound or the Licensed Product;

12.2.11	to the best of its knowledge no Third Party has infringed the ObsEva Patents, ObsEva Know-How, Kissei Patents or Kissei Know-How;
12.2.12

there is no pending, and neither ObsEva nor its Affiliates have received any written notice of any pending, alleged or threatened, re-examination, opposition, interference, or litigation, or any written communication alleging that any ObsEva Patent or Kissei Patent is invalid or unenforceable anywhere in the world;

12.2.13

ObsEva has obtained assignment of all right, title and interest in the ObsEva Patents in the Territory, and all inventors who should have been listed as inventors have been listed, except as would not have a material adverse effect on commercialization of Licensed Products; and

12.2.14	ObsEva has taken commercially reasonable measures to protect the secrecy, confidentiality and value of the unpublished ObsEva Know-How.
12.3	Additional Covenants of ObsEva.
12.3.1	ObsEva shall not make any false or misleading representations to Third Parties regarding Licensee or the Licensed Products; and

12.3.2

all preclinical and clinical trials of the Licensed Product that have been or will be conducted by or on behalf of ObsEva have been or will be conducted in compliance in all material respects with Applicable Law (including Good Clinical Practices and Good Laboratory Practices, as applicable).

12.4	Additional Covenants of Licensee. Licensee further covenants to ObsEva, as of the Effective Date, as follows:
12.4.1	Licensee acknowledges that it has received a copy of the Kissei Agreement;
12.4.2	Licensee shall not market the Licensed Products for any use not approved by the applicable Regulatory Authority or otherwise not permitted under Applicable Law;
12.4.3	Licensee shall not make any false or misleading representations to customers or others regarding ObsEva or the Licensed Products; and
12.4.4

Licensee shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Licensed Products that are not consistent with the Regulatory Approval or this Agreement.

12.5

Anti-Corruption. Each Party agrees to conduct the business contemplated herein in a manner which is consistent with all Applicable Law, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010 and foreign equivalents thereof, good business ethics, and its ethics and other corporate policies, and to abide by the spirit of the other Party’s applicable ethics and compliance guidelines which may be provided by such other Party from time to time except to the extent such guidelines are in conflict with Applicable Law.  Specifically, each Party agrees that it has not, and covenants that it, its Affiliates, and its and its Affiliates’ directors, employees, officers, and anyone acting on its behalf, will not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any action in furtherance of, any payment or transfer of anything of value for the purpose or intent of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage; or improperly assisting it in obtaining or retaining business for it or the other Party, or in any way with the purpose or effect of public or commercial bribery.

12.6	Modern Slavery. In performing its obligations under this Agreement and the Supply Agreement, both the Parties shall:
12.6.1	comply with all Applicable Law and applicable codes from time to time in force including but not limited to the Modern Slavery Act 2015; and
12.6.2

not engage in any activity, practice or conduct that would constitute an offence under sections 1, 2 or 4, of the Modern Slavery Act 2015 if such activity, practice or conduct were carried out in the UK.

12.7	Data Protection. The Parties shall each comply with Schedule 12.7 (Data Protection).
12.8

Disclaimer of Warranties.  Except for the express warranties set out in this Agreement, neither Party makes any representations or grants any warranties, express or implied, either in fact or by operation of law, by statute or otherwise, and each Party specifically disclaims any other warranties, whether written or oral, or express or implied, including any warranty of quality, merchantability, or fitness for a particular use or purpose or any warranty as to the validity of any Patents or the non-infringement of any intellectual property rights of Third Parties.

12.9

Limitation of Liability.  Subject to Section 12.10, neither Party shall be liable to the other Party with respect to any subject matter of this Agreement, whether under any contract, negligence, strict liability or other legal or equitable theory, for any incidental, indirect, special, exemplary, punitive, or consequential damages provided, however, that the foregoing shall not apply to or limit (a) any breach by a Party of Section 2.6 or 2.7, (b) damages available for any breach by either party of the confidentiality obligations set forth in Article 11 or failure to make the invention assignments in this agreement in accordance with Article 9; or (c) a Party’s indemnification obligations as set forth in Article 13 for Losses.

12.10

Exclusions from Limitation. Nothing in this Agreement shall limit either Party’s liability for (a) death or personal injury caused by such Party’s negligence; or (b) intentional misconduct (including fraud and fraudulent misrepresentation), or in so far as such liability cannot be limited or excluded pursuant to Applicable Law.

13.	Indemnification and insurance
13.1	Indemnification by Licensee. Licensee shall defend, hold harmless and indemnify ObsEva and its Affiliates and their respective directors, officers, employees and agents (“ObsEva Indemnitees”), from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Claims”) to the extent resulting from or arising out of:  (a) the negligence, willful misconduct, fraud or breach of this Agreement by Licensee or a Licensee Indemnitee or inaccuracy in any representation of Licensee or its Affiliates; (b) Licensee’s or any Licensee Indemnitee’s failure to comply with Applicable Laws; or (c) any Exploitation of the Licensed Compounds or Licensed Products by or on behalf of Licensee or its Affiliates or Sublicensees; except in each case to the extent such Claims are attributable to (i) the negligence, willful misconduct or fraud of an ObsEva Indemnitee, (ii) ObsEva's breach of this Agreement or the Supply Agreement, (iii) an inaccuracy in any representation of ObsEva or any ObsEva Indemnitee, or (iv) any failure by ObsEva or any ObsEva Indemnitee to comply with Applicable Laws.

13.2

Indemnification by ObsEva.  ObsEva shall defend, hold harmless and indemnify Licensee and its Affiliates and their respective directors, officers, employees and agents (“Licensee Indemnitees”), from and against any and all Losses in connection with any and all Claims to the extent resulting from or arising out of: (a) negligence, willful misconduct, fraud or breach of this Agreement by ObsEva or a ObsEva Indemnitee or inaccuracy in any representation of ObsEva or its Affiliates; (b) ObsEva’s or any ObsEva Indemnitee’s failure to comply with Applicable Laws; or (c) any Exploitation of the Licensed Compounds or Licensed Products by or on behalf of ObsEva or its Affiliates or sublicensees (for the avoidance of doubt excluding Licensee or any of its Sublicensees) outside of the Field in the Territory; except in each case to the extent such Claims are attributable to (i) the negligence, willful misconduct or fraud of a Licensee Indemnitee, (ii) Licensee's breach of this Agreement or the Supply Agreement, (iii) an inaccuracy in any representation of Licensee or any Licensee Indemnitee, or (iv) any failure of Licensee or any Licensee Indemnitee to comply with Applicable Laws.

13.3	Indemnification Procedure. The indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 13 and provide reasonable detail as to such claim. The failure to provide such notice shall not affect the obligations of the indemnifying Party unless and only to the extent the said indemnifying Party is materially prejudiced by the failure to notify. The indemnifying Party shall have the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages (other than monetary damages where no financial obligation is placed on the indemnified Party) without the indemnified Party’s written consent, such consent not to be unreasonably withheld, delayed or conditioned.  The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party.  If the Parties cannot agree as to the application of Sections 13.1 and 13.2 to any particular claim, the Parties may conduct separate defenses of such claim and reserve the right to claim indemnity from the other in accordance with Sections 13.1 and 13.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 13.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

13.4

Mitigation of Loss.  Each indemnified Party shall take and shall procure that its Affiliates, agents, directors, officers and employees take all such reasonable steps and action as are reasonably necessary or as the indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 13.  Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

13.5

Insurance.  Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such Party.  If any of the policies of insurance are written on a claims made basis, such policies shall be for a minimum of [*] per product liability claim. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 13. Each Party shall provide the other

Party with written evidence of such insurance upon request.  Each Party shall provide the other Party with written notice at least [*] prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

13.6

Certificates of Insurance.  Upon request by a Party, the other Party shall provide Certificates of Insurance evidencing compliance with Section 13.5.  The Parties shall continue to maintain such insurance after the expiration or termination of this Agreement for the longer of (a) a period of [*] following termination or expiration of this Agreement in its entirety, or (b) with respect to a particular Party, last sale of a Licensed Product (or but for expiration or termination, would be considered a Licensed Product) sold under this Agreement by a Party.

14.	Term and Termination
14.1

Term.  This Agreement shall commence on the Effective Date and, on a country-by-country basis, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the Royalty Term (such period, the “Term”).

14.2

Termination for Material Breach.  If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one (1) or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”).  If in breach and the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within [*] after receipt of the Default Notice, or if such compliance cannot be fully achieved within such [*] period, the Non-Breaching Party may terminate this Agreement forthwith upon written notice to the Breaching Party.

14.3

Termination by ObsEva for Patent Challenge.  If Licensee or any of its Affiliates assert, or assist any Third Party in the initiation or continuation of, a Patent Challenge (defined below) (such ObsEva Patent or Kissei Patent is a “Challenged Patent”) and within [*] after written notice thereof by ObsEva, Licensee has not filed a motion to dismiss such action or caused such action to be dismissed with prejudice, then ObsEva may, in its sole discretion, as and to the extent permissible under Applicable Law either (a) exclude such Challenged Patent from the scope of the license grant (b) convert the licenses granted to Licensee under Section 2.1 to non-exclusive licenses (and accordingly all exclusivity obligations of ObsEva under this Agreement, including those under Section 2.5 shall terminate), but the financial obligations of Licensee contained herein shall continue in full force and effect, or (c) terminate this Agreement, in each case by providing [*] written notice of termination to Licensee. In the event ObsEva exercises its rights under the foregoing (a) Licensee shall be entitled to terminate this Agreement on [*] written notice to ObsEva. In any event, Licensee shall reimburse ObsEva for all evidenced costs incurred by ObsEva, Kissei, their Affiliates or their respective licensees or sublicensees in connection with any Patent Challenge.  For purposes hereof, “Patent Challenge” means any challenge in a legal or administrative proceeding or other similar proceeding with respect to such Challenged Patent in a particular jurisdiction, including the Patent Trial and Appeal Board, to the patentability, validity or enforceability of any of the ObsEva Patents or the Kissei Patents. The foregoing shall not apply to (i) situations where Licensee or such Affiliate is to participate in such Patent Challenge pursuant to a subpoena or court order or participates in a proceeding that is initiated by a patent office and not at the instigation of Licensee or such Affiliate, (ii) any assertion by Licensee or such Affiliate relating to validity, patentability, priority, construction, non-infringement, inventorship, ownership or enforceability as a defense in any legal proceeding, administrative proceeding or arbitration brought by ObsEva or Kissei, their Affiliates or each of their licensees or assignees asserting infringement against Licensee or such Affiliate, (iii) a Patent Challenge is initiated by a Third Party which subsequently becomes an Affiliate of Licensee as a result of being owned or controlled by the same or an Affiliated third party a principal business of which is making financial investments in companies where such companies are managed independently of each other, but for the avoidance of doubt not where the Third Party and Licensee merge or where the day to day operations of the companies are managed by the same management team, or (iv) any Patent Challenge brought by a Third Party which subsequently becomes an Affiliate of Licensee provided that:

14.3.1

where such challenge was initiated by a Third Party which subsequently becomes an Affiliate of Licensee as a result of Licensee acquiring such Third Party, Licensee causes such Third Party to file a motion to dismiss with prejudice such challenge within [*] after such Third Party becomes an Affiliate of Licensee; or

14.3.2

where such challenge was initiated by a Third Party which subsequently becomes an Affiliate of Licensee as a result of a Third Party acquiring Licensee, and except to the extent such Third Party becomes an Affiliate of Licensee in accordance with (iii) above, such challenge was initiated at least [*] before the signing of the definitive document(s) whereby such Third Party became an Affiliate of Licensee and Licensee causes such Third Party to file a motion to dismiss with prejudice such challenge within [*] after such Third Party becomes an Affiliate of Licensee.

For clarity, this Section 14.3 shall not apply to arguments made by Licensee or its Affiliates that (x) distinguish the inventions claimed in Patents from those claimed in the patent applications owned or controlled by Licensee or any of its Affiliates in the ordinary course of ex parte prosecution of such patent applications or (y) inventorship disputes where Licensee seeks to correct inventorship, and does not explicitly seek to invalidate the Patent.

14.4

Termination for Insolvency.  In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [*] after such filing, (d) proposes or is a party to any dissolution or liquidation, or (e) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [*] of the filing thereof, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

14.5	Termination for Specified Events.
14.5.1

Licensee may terminate this Agreement upon [*] written notice to ObsEva, such written notice to be provided within [*] of the occurrence of any of the events set out in Section 14.5.1(a), 14.5.1(b)(i), and 14.5.1(b)(ii) below:

(a)	in the event that ObsEva does not receive a Marketing Authorization in the European Union in the uterine fibroids Indication substantially in accordance with the label agreed by the Committee for Medicinal Products for Human Use's opinion as given on 16 December 2021 by [*] (the "MA Longstop Date");
(b)	in the event that ObsEva receives a Marketing Authorization in the European Union in the uterine fibroids Indication where such Marketing Authorization:
(i)

is granted by 31 December 2022 and, as granted, is conditional upon the holder of such Marketing Authorization conducting additional clinical studies (other than any PASS which shall not constitute an additional clinical study), provided that Licensee shall have [*] to consider such grant and whether it wishes to exercise its right to terminate this Agreement in accordance with this Section 14.5.1(b)(i) and provided further that if no such Marketing Authorization is granted by 31 December 2022, Licensee shall, within [*] either (x) exercise its right to terminate this Agreement or (y) send notice to ObsEva that it irrevocably waives any right to terminate pursuant to this Section 14.5.1(b)(i); or

(ii)

as granted, expressly requires the holder of such Marketing Authorization to conduct a PASS and where conducting such PASS would make the continued performance of this Agreement economically unviable for the Licensee, provided that any termination right under this Section 14.5.1(b)(ii) shall be exercisable until the earlier of [*] following the grant of Marketing Authorization and (y) agreement on the scope of such PASS with the EMA.

14.5.2

For the avoidance of doubt should Licensee not provide written notice of termination within the [*] period referred to in Section 14.5.1, Licensee's right to terminate pursuant to Section 14.5.1 shall no longer apply.

14.5.3

In the event that the Licensee exercises its right to terminate pursuant to Section 14.5.1(a) or 14.5.1(b)(i), ObsEva shall refund [*] of the Upfront Payment within [*] of the effective date of termination. If Licensee exercises its rights under this Section 14.5 such right of termination and any refund of the Upfront Payment due pursuant to Section 14.5.3 shall be the exclusive remedy of Licensee and in lieu of any and all other remedies of Licensee under this Agreement, the Supply Agreement.
14.5.4

For the avoidance of doubt, prior to any such termination under this Section 14.5, Licensee’s obligations under Article 5 shall not be suspended and Licensee shall submit purchase orders in accordance with the Supply Agreement in anticipation of and in sufficient quantities for launch of the Licensed Product in Germany.

14.6

Rights in Bankruptcy.  All rights and licenses (collectively, the “Intellectual Property”) granted under or pursuant to this Agreement, including all rights and licenses to use improvements or enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that the licensee of such Intellectual Property under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction.  All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor.

14.7	Effects of Expiry. In the event that this Agreement expires in relation to a particular country:
14.7.1	Licensee shall continue to hold the relevant Regulatory Approvals;
14.7.2	to the extent that the ObsEva Know-How is owned by ObsEva, the licenses set out in Section 2.1.2 and Section 2.1.3 shall continue on a royalty free, non-exclusive, irrevocable, perpetual basis; and
14.7.3	ObsEva shall not enforce any of the terms of the Kissei Agreement and/or the Kissei Supply Agreement to the extent that to do so would prevent Licensee from acquiring Licensed Compound from Kissei.

14.8

Effects of Termination. In the event of the termination of this Agreement or any portion thereof other than where such termination is pursuant to Section 14.9 (but, for the avoidance of doubt, not upon expiry):

14.8.1	all rights and licenses granted by ObsEva hereunder shall immediately terminate with respect to the Territory as a whole or the applicable country of the Territory;
14.8.2	all licenses granted by Licensee to ObsEva outside the Territory (including under Sections 4.4.3, 4.7, and 4.10.2) shall survive and shall be extended to include the Territory;
14.8.3

Licensee hereby grants and agrees to grant to ObsEva an exclusive (including with regard to Licensee and its Affiliates), perpetual, irrevocable, royalty-free license (or sublicense), with the right to grant sublicenses, under any Patents or Information necessary or used by Licensee or its Affiliates as of the date of termination or expiry to Exploit Licensed Products or Licensed Compounds, and any Intellectual Property rights thereto, Controlled by Licensee or its Affiliates, for the sole purpose of Exploiting the Licensed Compounds and Licensed Products worldwide;

14.8.4

all Regulatory Approvals, Regulatory Documentation, regulatory documents and regulatory communications then owned (in whole or in part) or otherwise Controlled by Licensee or its Affiliates related to any Licensed Compound Licensed Product in the Territory or the applicable country of the Territory are hereby and will be assigned to ObsEva as such documentation exists as of the effective date of such termination at ObsEva’s sole cost and expense; and

14.8.5

Licensee and its Affiliates shall have the right, for a period of up to [*] following such termination, to sell (in the Field in the Territory) stocks of Licensed Products on hand at the time of such termination or delivered to Licensee or its Affiliates by or on behalf of ObsEva following termination of the Agreement, subject to all applicable payment and other related obligations in this Agreement. Upon expiration of such [*] period, Licensee shall dispose of, at Licensee’s cost, any and all remaining quantities of any Licensed Products in its possession or control.

14.9	Intentional Failure to Supply. In the event of an Intentional Failure to Supply the Licensee shall have the following rights:
14.9.1

The Licensee shall have the right to negotiate and enter into an agreement (a “Substitution Agreement”) with Kissei pursuant to which the Licensee takes over the rights and obligations of ObsEva under the Kissei Agreement in respect of the Field in the Territory and ObsEva shall use its Commercially Reasonable Efforts to assist the Licensee in such negotiations.  Any Substitution Agreement shall explicitly provide that ObsEva shall have no further obligation to Kissei under the Kissei Agreement in respect of the Field in the Territory and shall include an indemnity in favour of, and enforceable by, ObsEva in respect of any loss caused to Kissei or the Licensee in the Field in the Territory after the date on which the Substitution Agreement is entered into.

14.9.2	Subject to the Licensee, Kissei and ObsEva entering into a Substitution Agreement:
(a)

Licensee shall have the right to enter into a supply agreement directly with any Third Party supplier selected by Licensee for the supply of Licensed Product in the Territory. Any Third Party supplier selected by Licensee shall be subject to the approval of ObsEva, which shall not be unreasonably withheld, delayed or conditioned. Subject to customary terms of confidentiality Licensee shall provide a copy of the supply agreement with Third Party supplier to ObsEva promptly after the supply agreement is executed.

(b)

Licensee shall be responsible for adding any Third Party supplier to the Marketing Authorizations in the Territory and shall be responsible for the costs incurred by Licensee to qualify any such Third Party supplier.

(c)

Licensee shall ensure that such Third Party supplier enters into confidentiality obligations in respect of the Confidential Information which are no less onerous than those set out in this Agreement. In addition, such Third Party supplier shall covenant not to manufacture for Licensee or another party any Generic Product during the term of such supply agreement. Licensee shall provide prompt written notice to ObsEva of any breach by any Third Party supplier of any of such confidentiality obligations or covenant relating to Generic Products and, at the request of ObsEva, shall use commercially reasonable efforts to enforce such confidentiality obligation or covenant at its cost. ObsEva shall be a third-party beneficiary of such confidentiality obligations and covenant and shall have the right to enforce such confidentiality obligations and covenant directly against the Third Party supplier at its cost. Any recovery in an action against the Third Party supplier by Licensee or ObsEva for any such breach shall for the benefit ObsEva.

14.9.3	Commencing with the calendar quarter after entry into the Substitution Agreement:
(a)	all obligations of ObsEva under this Agreement and the Supply Agreement for the supply of Licensed Product shall cease.
(b)	Licensee’s obligation to pay royalties to ObsEva pursuant to Section 7.4 shall be reduced to a royalty of the greater of:
(i)	[*]
(ii)	[*].

[*]

14.9.4

Upon the earlier of (i) the entry into force of a Substitution Agreement and a supply agreement with a third party supplier in accordance with this Section 14.9, and (ii) the expiry of a [*] period commencing on the date that Licensee notifies ObsEva of its intention to exercise its rights under this Section 14.9, the Supply Agreement shall terminate in its entirety and all obligations of ObsEva under this Agreement and the Supply Agreement with respect to the manufacture and supply of Licensed Product shall terminate, including the obligations of ObsEva under Article 6 of this Agreement and ObsEva shall have no liability or obligation under this Agreement or otherwise for Licensed Compound or Licensed Product supplied to Licensee or its Sublicensees by any Third Party.

14.9.5

 If Licensee exercises its rights under this Section 14.9 such exercise shall be the exclusive remedy of Licensee and in lieu of any and all other remedies of Licensee under this Agreement, the Supply Agreement and/or otherwise for any Intentional Failure to Supply by ObsEva.

14.9.6	Subject to this Section 14.9, the terms of this Agreement shall remain in full force and effect after the exercise by Licensee of its rights under this Section 14.9.
14.10

Remedies.  Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more countries or other jurisdictions) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

14.11

Accrued Rights; Surviving Obligations.  Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more countries or other jurisdictions) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  Without limiting the foregoing, Article 1, Section 2.5, Section 4.4.3 (solely as it relates to ObsEva's rights to use such data), Section 7.4.5, Section 7.5, Section 7.6, Section 7.7, Section 7.8, Section 8.4 (solely in respect of any litigation pending as of the effective date of termination), Section 9.1 (solely as it relates to ownership), Sections 9.5, 9.6, 9.8, 9.9 and 9.10 (solely in respect of any litigation pending as of the effective date of termination), Article 11 (for the period stated therein), Sections 12.7 to 12.10, Sections 13.1 to 13.4, Section 14.6, Section 14.7, Section 14.8, Section 14.10, Section 14.11 and Article 15 shall survive the termination or expiration of this Agreement for any reason.

15.	Miscellaneous
15.1

Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, pandemics, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, general strikes, lockouts, acts of God or acts, delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates or sublicensees of any term or condition of this Agreement).  The non-performing Party shall notify the other Party of such force majeure within [*] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform and/or mitigate the impact of the force majeure.  In the event such suspension of performance lasts longer than [*] the non-defaulting Party shall have the right to terminate this Agreement on written notice to the other Party and the provisions of Section 14 shall apply.

15.2

Export Control.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

15.3

Assignment.  Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed, neither Party shall transfer or assign this Agreement or any of its rights or duties hereunder; provided, that (i) either Party may make such a transfer or assignment without the other Party’s consent to a successor, whether in a merger, consolidation, sale of stock, sale of assets or any other transaction, of all or substantially all of the business to which this Agreement relates, (ii) ObsEva shall have the right to transfer or assign this Agreement, the Kissei Agreement and/or any of the ObsEva Patents to an Affiliate, and (iii) Theramex shall have the right to transfer or assign this Agreement or the Licensee Patents to an Affiliate.  Any attempted assignment, transfer or sale in violation of this Section 15.3 shall be void and of no effect, provided that in relation to both (i) and (ii) any purported assignment by ObsEva shall not in any way prejudice Licensee’s rights to the Kissei Patents or Kissei Know How.  All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of ObsEva or Licensee, as the case may be.  The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

15.4

Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

15.5

Governing Law, Jurisdiction and Service.  This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of England and Wales, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

15.6

Dispute Resolution. If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 15.6.

15.6.1

General.  Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the Senior Officers in writing shall be conclusive and binding on the Parties.

15.6.2

Binding Arbitration.  If the Senior Officers are not able to agree on the resolution of any such issue within [*] (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then, except as otherwise set forth in Section 15.6.3 below, either Party may, by written notice to the other Party, elect to initiate arbitration proceedings pursuant to the procedures set forth in this Section 15.6.2 for purposes of having the matter settled.  Such matter shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (“ICC”) pursuant its arbitration rules, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.  The Parties agree that:

(a)

The arbitration shall be conducted by three arbitrators appointed by the ICC, who shall be experienced in the pharmaceutical business in the Territory.  The place of arbitration shall be London, England, and all proceedings and communications shall be in English, unless otherwise agreed by all Parties involved in such dispute.

(b)

Any Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Any Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.

(c)

The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage.  The prevailing Party shall be entitled to recover from the other Party its own costs and expenses and attorneys’ fees reasonably incurred by such prevailing Party.

(d)

Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrators may disclose the existence, content, or results of an arbitration without the prior written consent of all Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding, based on the dispute, controversy or claim, would have been barred by the applicable statute of limitations.

15.6.3

Intellectual Property Disputes.  In the event that a Dispute arises with respect the validity, scope, enforceability, inventorship or ownership of any Patent, trademark or other intellectual property rights, and such Dispute cannot be resolved in accordance with Section 15.6.1, unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to arbitration in accordance with Section 15.6.2 and instead, either Party may initiate litigation in a court of competent jurisdiction, notwithstanding Section 15.5, in any country or other jurisdiction in which such rights apply.

15.6.4

Interim Relief.  Notwithstanding anything herein to the contrary, nothing in this Section 15.6 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party.  This Section shall be specifically enforceable.

15.7	Notices.
15.7.1

Notice Requirements.  Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, or (b) sent by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 15.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 15.7.1.  Such notice shall be deemed to have been given as of the date delivered by hand or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  This Section 15.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

15.7.2	Address for Notice.

If to Licensee, to:

General Counsel

Theramex HQ UK Limited

Sloane Square House

London

SW1W 8NS

[*]

with a copy (which shall not constitute notice) to:

Latham & Watkins

99 Bishopsgate

London EC2M 3XF

[*]

If to ObsEva, to:

ObsEva SA

Chemin des Aulx 12,

1228 Plan-Les-Ouates,

Switzerland

Attention:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

ObsEva SA

Chemin des Aulx 12,

1228 Plan-Les-Ouates,

Switzerland

Attention:  Chief Administrative Officer

15.8

Entire Agreement; Amendments.  This Agreement, together with the Schedules attached hereto, the Supply Agreement, the Quality Agreement and the Pharmacovigilance Agreement, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement, the Supply Agreement, the Quality Agreement and the Pharmacovigilance Agreement.  No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.9	Equitable Relief. Each Party acknowledges and agrees that the rights and restrictions set forth in Article 9 and Article 11 are reasonable and necessary to protect the legitimate interests of the other Party, and that any breach or threatened breach of any provision included in such Article may result in irreparable injury to such other Party for which there will be no adequate remedy at law.  In the event of a breach or threatened breach of any provision in such Articles, the non-breaching Party shall be authorized and entitled to equitable relief, including an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

15.10

Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

15.11

Third Parties.  Except as provided in Article 13, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.  The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

15.12

Further Assurance.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

15.13

Relationship of the Parties.  It is expressly agreed that ObsEva, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency.  Neither ObsEva, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

15.14

Affiliates. Each Party shall be entitled to carry out any of its obligations or exercise any of its rights hereunder through one or more of its Affiliates provided that such Party shall remain fully liable for carrying out its obligations under this Agreement and such Party shall be liable for any act or omission by any such Affiliate that would have been a breach of this Agreement if such act or omission was carried out (or not carried out) as if it was such Party's own act or omission.

15.15

Counterparts; Facsimile Execution.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.  This Agreement may be executed by electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

15.16

References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section, or Schedule shall mean references to such Article, Section, or Schedule of this Agreement, (b) references in any Article or Section to any clause are references to such clause of such Article or Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

15.17	Schedule. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.
15.18

Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  The headings and captions of this Agreement are for convenience of reference only.

The term “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

OBSEVA SA	THERAMEX HQ UK Limited
By:/s/ Brian O’Callaghan Name:Brian O’Callaghan Title:Chief Executive Officer	By:/s/ Matthew Frankel Name:Matthew Frankel Title:Director

Schedule 1.10

Brand Plan

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Schedule 1.53

Kissei Patents

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Schedule 1.56

Licensed Compound

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Schedule 1.73

ObsEva Patents

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Schedule 1.84

Product Marks

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Schedule 1.102

Supply Terms

TERMS FOR SUPPLY AGREEMENT

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Schedule 12.7

Data Protection

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